Exhibit 10.5

Execution Version

CREDIT AND GUARANTY AGREEMENT
dated as of
May 23, 2019
among
DRIFTWOOD HOLDINGS LLC,
as Borrower,
EACH OF THE GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent,
and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

$75,000,000 Senior Secured Term Loan Facility

i

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Consent to Assignment
Exhibit E	Form of Operating Budget
Exhibit F	Form of Pledge Agreement
Exhibit G	Form of Security Agreement
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Monthly Report

Annex I	Existing Loans; Commitments
Annex II	Guarantors
Annex III	Disqualified Institutions
Annex IV	Site Description

Schedule 3.06	Litigation
Schedule 3.07	Environmental Matters
Schedule 3.09	Material Project Documents
Schedule 3.11	Taxes
Schedule 3.22(b)	Permitted Indebtedness
Schedule 3.24	Transactions with Affiliates
Schedule 3.25	Deposit Accounts and Securities Accounts
Schedule 6.02(h)	Initial Forecast of Aggregate Production Volume
Schedule 6.02(r)	Land Lease Option Conversions

v

This CREDIT AND GUARANTY AGREEMENT (this “Agreement”) is dated as of May 23, 2019, among DRIFTWOOD HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), each of the GUARANTORS listed on Annex II hereto (the “Guarantors”), the LENDERS (as defined below) party hereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Administrative Agent, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Collateral Agent.
WHEREAS, the Borrower has requested that the Lenders provide senior secured term loans (collectively, the “Loan”) consisting of: (i) a term loan in an amount not to exceed $60,000,000 (the “Closing Date Loan”); and (ii) a delayed draw term loan in the amount of $15,000,000 (which may be borrowed by the Borrower on or before August 31, 2019, but only to the extent certain conditions as specified herein are satisfied) (the “Delayed Draw Loan”), in each case, which will be used: (a) for general corporate purposes (except to the extent otherwise prohibited herein); and (b) to pay fees, commissions, and expenses in connection with the transactions occurring under the Financing Documents;
WHEREAS, in consideration for the extensions of credit provided hereunder, the Guarantors have agreed to provide a guarantee pursuant to Article IX hereof for the performance of the Borrower’s obligations under this Agreement; and
WHEREAS, the Lenders are willing to provide such financing to the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
Article I
DEFINITIONS
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Account Control Agreement” means, with respect to any deposit account or securities account that is part of the Collateral, an account control agreement, in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent, and the Required Lenders, that: (a) perfects the security interest and Lien of the Collateral Agent in such account and the amounts on deposit therein; and (b) is entered into by the applicable Collateral Account Party, the applicable depositary or securities intermediary, as the case may be, and the Collateral Agent as beneficiary.
“Accrued Interest” means the payment-in-kind of interest in respect of the Loan by increasing the outstanding principal amount of the Loan.
“Additional Primary Contract” means, in respect of any Initial Primary Contract any Replacement Project Document thereof.
“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent for the Lenders hereunder, and any successor thereto pursuant to Article VIII.

“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Lender.
“Affected Property” means any property of any Borrower Group Member that suffers an Event of Loss.
“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Tellurian, each Guarantor, and ProductionCo shall be considered an “Affiliate” of the Borrower.
“Agent Fee Letter” means the fee letter, dated as of the date hereof, among Borrower, the Administrative Agent, and the Collateral Agent.
“Agents” means, collectively, the Administrative Agent and the Collateral Agent.
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the aggregate unpaid principal amount of such Lender’s Loan at such time.
“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
“Agreement” has the meaning assigned to such term in the preamble.
“Anti-Corruption Laws” means any law of any jurisdiction relating to corruption in which any Loan Party or any Subsidiary thereof performs business, including without limitation, the FCPA and the U.K. Bribery Act.
“Anti-Corruption Prohibited Activity” means the offering, payment, promise to pay, authorization, or the payment of any money, or the offer, promise to give, given, or authorized giving of anything of value, to any Government Official or to any person under the circumstances where the Person, such Person’s Affiliate or the representative of such Person or such Affiliate knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of: (a) influencing any act or decision of such Government Official in his or her official capacity; (b) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty; (c) securing any improper advantage; or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist such Person in obtaining or retaining business for or with, or in directing business to, any person.
“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where such Person conducts business or owns assets, and any related or similar law issued, administered, or enforced by any government authority.

“Applicable Law” means with respect to any Person, property, or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, Authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction, or any similar form of decision of, or determination by, or any interpretation or administration of, any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, including Environmental Laws.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), in the form of Exhibit A, or any other form approved by the Administrative Agent.
“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception, or exemption from, by, or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditor, shareholder, and partner approvals or consents.
“Authorized Representative” means, with respect to any Person, the chief executive officer, the chief financial officer, or any other appointed officer of such Person as may be designated from time to time by such Person in writing. Any document or certificate delivered under the Financing Documents that is signed by an Authorized Representative may be conclusively presumed by the Administrative Agent and Lenders to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bankruptcy” means, with respect to any Person: (a) commencement by such Person of any case or other proceeding: (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (b) commencement against such Person of any case or other proceeding of a nature referred to in clause (a) above which: (i) results in the entry of an order for relief or any such adjudication or appointment; or (ii) remains undismissed, undischarged, or unbonded for a period of 60 days; or (c) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.
“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in and subject to Section 4975 of the Code; or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
“BofA CC Cash Collateral Account” means a deposit or securities account of Tellurian Services LLC that is provided by Bank of America, N.A. and is used by Tellurian Services LLC solely to cash collateralize credit card accounts issued by Bank of America, N.A. or its Affiliates.
“BofA LC Cash Collateral Account” means a deposit or securities account of Tellurian Services LLC that is provided by Bank of America, N.A. and is used by Tellurian Services LLC solely to cash collateralize letters of credit issued by Bank of America, N.A. or its Affiliates.
“Bollinger Calcasieu, L.L.C. Mortgage” means the Multiple Indebtedness Ownership and Leasehold Mortgage to Secure Present and Future Indebtedness, Assignment of Leases and Rents and Security Agreement, dated as of December 22, 2014, granted by Bollinger Calcasieu, L.L.C. and certain related entities to Regions Bank, but only with respect to an approximately three acre parcel in Calcasieu Parish that is owned, as of the Closing Date, by the Borrower and/or its Affiliates.
“Borrower” has the meaning assigned to such term in the preamble.
“Borrower Group” means: (a) the Loan Parties; and (b) each Subsidiary of any of the Loan Parties (including, as of the date hereof, ProductionCo and its Subsidiaries).
“Borrower Group Member” means any entity who is included in the definition of “Borrower Group”.
“Borrowing Request” means a request by the Borrower for a Loan substantially in the form of Exhibit C in accordance with Section 2.01.
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City, New York are authorized or required by law to close.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or any other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants, or options exchangeable for or convertible into any of the foregoing.
“Cash Interest” means all interest paid by the Loan Parties in accordance with Section 2.07 other than Accrued Interest; it being understood that any interest paid in kind by the Loan Parties in accordance with Section 2.07(e) shall not constitute Cash Interest.
“Change in Law” means: (a) the adoption of any law, rule, or regulation after the date of this Agreement; (b) any change in any law, rule, or regulation, or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement; or (c) compliance by any Lender (or, for purposes of Section 2.08(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline, or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary: (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith; and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.
“Change of Control” means:
(a)    the Borrower fails to directly or indirectly own 100% of the Capital Stock of each Guarantor that is a Subsidiary of the Borrower and each of its Subsidiaries, unless such failure is the result of a Disposition that is otherwise permitted hereunder;
(b)    Tellurian fails to directly or indirectly own one hundred percent (100%) of the Capital Stock of the Borrower; or
(c)    any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that is not a Permitted Holder becomes the direct or indirect holder of the ability to exercise more than 50% of the voting power represented by the issued and outstanding equity interests in Tellurian;
provided, however, that for the avoidance of doubt, the receipt by Driftwood GP, Driftwood LP, or Intermediate HoldCo of any commitments (whether binding or not) to invest in Driftwood GP, Driftwood LP, or Intermediate HoldCo in exchange for the Capital Stock of Driftwood GP, Driftwood LP, or Intermediate HoldCo shall not trigger a Change of Control so long as no Capital Stock of Driftwood GP, Driftwood LP, or Intermediate HoldCo is actually issued in connection with such commitments.

“Closing Date” means the date on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Administrative Agent and the Lenders in their sole discretion in accordance with Section 10.02).
“Closing Date Commitment” means, with respect to each Lender, the commitment of such Lender to make Closing Date Loan to the Borrower pursuant to Section 2.01(a), in a principal amounts not to exceed the amount set forth opposite such Lender’s name on Annex I under the heading “Closing Date Commitment.”
“Closing Date Loan” has the meaning assigned to such term in the introductory paragraphs.
“Collateral” means: (a) all Property of each Loan Party (including all Capital Stock owned by each such Loan Party, including the Capital Stock of ProductionCo); (b) the Capital Stock of Driftwood GP; (c) the Capital Stock of Driftwood LP; (d) the Capital Stock of each other direct or indirect domestic Subsidiary of Tellurian (other than the Subsidiaries of ProductionCo); (e) 65% of the voting Capital Stock, and 100% of the non-voting Capital Stock, of each First-Tier Foreign Subsidiary (other than Magellan Petroleum Australia Pty Ltd and Magellan Petroleum (UK) Investment Holdings Limited); and (f) without duplication of the foregoing, all Collateral Accounts, in each of the cases set forth in clauses (a) through (e), that is now owned or hereafter acquired and which is intended to be subject to the security interests or Liens granted pursuant to any of the Security Documents.
“Collateral Account Parties” means Tellurian and each domestic Subsidiary that owns or holds a Collateral Account. As of the Closing Date, Tellurian Investments is the only Collateral Account Party.
“Collateral Accounts” means any deposit account or securities account of Tellurian or any of its domestic Subsidiaries, other than Excluded Accounts.
“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the Secured Parties under the Security Documents, and any successor thereto pursuant Article VIII.
“Commitments” means: (a) the Closing Date Commitments; and (b) the Delayed Draw Commitments.
“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation, expropriation, nationalization or similar action of or proceeding by any Governmental Authority affecting the Project.
“Consent to Assignment” means each Consent to Assignment contemplated hereby, substantially in the form of Exhibit D (with such changes as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably agree).

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debt/Equity Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iv).
“Default” means any event, condition, or circumstance that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.
“Delayed Draw Closing Date” means the date on which all conditions precedent specified in Section 4.02 are satisfied (or waived by the Administrative Agent and the Lenders in their sole discretion in accordance with Section 10.02).
“Delayed Draw Commitment” means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Loan to the Borrower pursuant to Section 2.01(b), in a principal amounts not to exceed the amount set forth opposite such Lender’s name on Annex I under the heading “Delayed Draw Commitment”.
“Delayed Draw Loan” has the meaning assigned to such term in the introductory paragraphs.
“Disposition” has the meaning assigned to such term in Section 2.05(b)(iii).
“Disposition Proceeds Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iii).
“Disqualified Institutions” means the entities set forth on Annex III hereto.
“DOE Export Approval” means the Order Granting Long-Term Authorization to Export Liquefied Natural Gas to Non-Free Trade Agreement Nations issued by the Department of Energy in FE Docket No. 16-144-LNG on May 2, 2019, DOE/FE Order No. 4373, and the Order Granting Long-Term Authorization to Export Liquefied Natural Gas to Free Trade Agreement Nations issued by the Department of Energy in FE Docket No. 16-144-LNG on Feb. 28, 2017, DOE/FE Order No. 3968.
“Dollars” or “$” refers to the lawful currency of the United States of America.
“Driftwood EPC Contract (Phase 1)” means Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 1 Liquefaction Facility, dated as of November 10, 2017, by and between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc.
“Driftwood EPC Contract (Phase 2)” means Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 2 Liquefaction Facility, dated as of November 10, 2017, by and between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc.

“Driftwood EPC Contract (Phase 3)” means Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 3 Liquefaction Facility, dated as of November 10, 2017, by and between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc.
“Driftwood EPC Contract (Phase 4)” means Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 4 Liquefaction Facility, dated as of November 10, 2017, by and between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc.
“Driftwood GP” means Driftwood GP Holdings LLC, a Delaware limited liability company.
“Driftwood LNG Terminal” means the Driftwood LNG liquefaction terminal to be directly or indirectly owned by Driftwood Holdings LLC and constructed with between two (2) and five (5) (inclusive) plants on the Calcasieu River, south of Lake Charles, Louisiana, with an expected production capacity of 5.52 MTPA per plant.
“Driftwood LP” means Driftwood LP Holdings LLC, a Delaware limited liability company.
“EEA Financial Institution” means: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environment” means soil, surface water, groundwater (including potable water, groundwater, and wetlands), land, surface or subsurface strata or sediment, indoor and ambient air, and natural resources such as flora and fauna, or otherwise defined in any Environmental Law.
“Environmental Claim” means any action, suit, proceeding, notice, claim, or demand by any Person alleging or asserting liability for investigatory costs, cleanup, or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines, or penalties related to: (a) the presence, or Release into the Environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made; or (b) any violation of, or alleged violation of, or liability arising under, any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Person for damages, contribution, indemnification, cost recovery, compensation, or injunctive relief under any Environmental Law.

“Environmental Laws” means any Applicable Laws regulating or imposing liability or standards of conduct concerning or relating to pollution, Hazardous Materials, or the protection of human health, safety, and the Environment, including all Applicable Laws concerning the Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage, or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the US Code.
“ERISA Event” means: (a) a Reportable Event with respect to any Pension Plan; (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the US Code or Section 302 of ERISA) applicable to such plan, whether or not waived; (c) the filing of a notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA); (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the imposition or incurrence of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (g) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the imposition of a Lien upon the Borrower pursuant to Section 430(k) of the US Code or Section 303(k) of ERISA; or (i) a determination that any Pension Plan or Multiemployer Plan is, or is expected to be, in “at‑risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Code) or “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), respectively.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Abandonment” means the abandonment by any Loan Party of all or a material portion of the Site or its activities to develop the Project.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Event of Loss” means any loss of, destruction of, or damage to, or any Condemnation or other taking of, any property of any Borrower Group Member.
“Event of Loss Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(ii).
“Excluded Accounts” means any deposit account or securities account that: (a) is a payroll account or an account dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of Tellurian or any Subsidiary thereof; (b) is a tax withholding account; (c) is used solely as an escrow account, a fiduciary or trust account, or other account that is contractually obligated to be segregated from the other assets of Tellurian or a Subsidiary thereof for the benefit of unaffiliated third parties in connection with an acquisition, disposition, or post-closing indemnity required under a purchase and sale agreement; (d) is a segregated account, the balance of which consists exclusively of funds due and owing to unaffiliated third parties in connection with royalty payment obligations owed to such third parties, or working interest payments received from unaffiliated third parties, solely to the extent such amounts constitute property of such third party held in trust; (e) is a fiduciary or trust account for the benefit of a Governmental Authority securing plugging, abandonment, and similar obligations incurred in the ordinary course of business; (f) is used by Tellurian to raise capital through the sale of its Capital Stock under its market equity program; (g) is an escrow account used solely to hold down payments related to the proposed sale of the Capital Stock of the Borrower; (h) is an escrow account required by the Driftwood EPC Contract (Phase 1), Driftwood EPC Contract (Phase 2), Driftwood EPC Contract (Phase 3) or Driftwood EPC Contract (Phase 4); (i) is a BofA LC Cash Collateral Account or a BofA CC Cash Collateral Account; (j) is a zero-balance account held by Tellurian Services LLC (for accounts payable) or Tellurian Supply & Trade LLC (for the receipt of proceeds from third-party gas sales); (k) is owned or held by ProductionCo or any of its Subsidiaries, but only for so long as ProductionCo or such Subsidiary, as applicable, is not required to be a Guarantor hereunder; or (l) is owned or held by any Foreign Subsidiary.
“Excluded Taxes” means, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes (imposed in lieu of net income tax), in each case, imposed by the jurisdiction under the laws of which such recipient is organized, in which its principal office (or other fixed place of business) is located, or, in the case of any Lender in which its applicable lending office is located or in which such recipient has a present or former connection (other than a connection arising solely from such recipient having executed, delivered, or joined, this Agreement, or received payments or performed its obligations hereunder); (b) any branch profits Taxes imposed by the jurisdictions listed in clause (a) of this definition; (c) any Taxes imposed as a result of the failure of any Agent, any Lender, or any such other recipient to comply with Section 2.09(e); (d) in the case of an Agent or a Lender (other than an assignee pursuant to a request by Borrower under Section 2.11), any United States federal withholding Tax that is imposed on amounts payable to such Agent or Lender under the laws effective at the time such Agent or Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 2.09(a); and (e) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the US Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the US Code.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain fee letter, dated as of the Closing Date, among Borrower and the Lenders.
“FERC Approval” means the Order Granting Authorizations Under Sections 3 and 7 of the Natural Gas Act issued by the Federal Energy Regulatory Commission in its Docket Nos. CP17‑117-000 and CP-118-000 on April 18, 2019, 167 FERC ¶ 61,054 (2019).
“Final Payment Fee” means the greater of: (a) an amount equal to: (i) twenty percent (20%) of the total principal amount of the Loans funded to the Borrower; minus (ii) the Upfront Fee (as defined in the Fee Letter); minus (iii) all Cash Interest paid by the Loan Parties in accordance with Section 2.07; and (b) zero (0).
“Final Payment Fee Event” has the meaning assigned to such term in Section 2.05(c)(iv).
“Financial Model” means the projections of Tellurian and its Subsidiaries’ cash inflows and cash outflows on a cash basis (on a quarterly basis over a period ending no sooner than December 31, 2020) delivered to the Lenders on or prior to the Closing Date pursuant to Section 4.01(d).
“Financing Documents” means this Agreement, each Note (if requested by a Lender), the Fee Letter, the Agent Fee Letter, the Security Documents, the NCS Warrant Agreement, and each certificate, agreement, instrument, waiver, consent or document executed by Tellurian or a Loan Party and delivered to Agent or any Lender in connection with or pursuant to any of the foregoing.
“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by: (a) Tellurian; or (b) one of Tellurian’s direct or indirect domestic Subsidiaries (other than any such domestic Subsidiary that is owned directly or indirectly by a Foreign Subsidiary).
“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement, or agreement maintained or contributed to by the Borrower or any ERISA Affiliate with respect to employees employed outside the United States (as such term is defined in Section 3(10) of ERISA) (other than any arrangement with the applicable Governmental Authority).
“Foreign Subsidiary” means: (a) any direct or indirect Subsidiary of Tellurian that is organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia; or (b) any Subsidiary, substantially all of the assets of which consist of Capital Stock and/or debt in one or more Subsidiaries described in clause (a) of this definition.

“Funds Flow Memorandum” means the memorandum, in form and substance reasonably acceptable to the Administrative Agent and the Lenders, detailing the proposed flow, and use, of the Closing Date Loan proceeds on the Closing Date.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.
“Government Official” shall mean any official of any Governmental Authority, including, without limitation, all officers or employees of a government department, agency, instrumentality, or permitting agency.
“Governmental Authority” means any federal, regional, state, or local government, or political subdivision thereof, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.
“Guarantee” means as to any Person (the “guaranteeing person”), any obligation of: (a) the guaranteeing person; or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity, or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent: (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor; (x) to advance or supply funds: (i) for the purchase or payment of any such primary obligation; or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (y) to purchase Property, securities, or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of: (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made; and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by the Borrower in good faith.
“Guaranteed Obligations” means, with respect to any Guarantor, the Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Guarantors” has the meaning assigned to such term in the introductory paragraph.
“Hazardous Material” means, but is not limited to, any solid, liquid, gas, odor, heat, sound, vibration, radiation, or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, regulated substance, hazardous waste, subject waste, hazardous material, or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel, or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos, and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct are imposed under any Environmental Laws.
“Indebtedness” of any Person means, without duplication, all: (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances, or similar facilities; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within 90 days past the original invoice or billing date thereof; (d) liabilities under interest rate or currency swap agreements, interest rate or currency collar agreements, and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates; (e) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP; (f) unreimbursed obligations pursuant to any drawn performance bond or collateral security; (g) Indebtedness of others described in clauses (a) through (f) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; and (h) Indebtedness of others described in clauses (a) through (g) above guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Party” has the meaning assigned to such term in Section 10.03(b).
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any Financing Document (other than the NCS Warrant Agreement), other than Excluded Taxes and Other Taxes.
“Independent Auditor” means Deloitte LLP or any “big four” accounting firm as selected by the Borrower and notified to the Administrative Agent, or such other firm of independent public accountants of recognized national standing in the United States selected by the Borrower and acceptable to the Required Lenders, acting reasonably.

“Initial Primary Contracts” means:
(a)    the Driftwood EPC Contract (Phase 1);
(b)    the Driftwood EPC Contract (Phase 2);
(c)    the Driftwood EPC Contract (Phase 3); and
(d)    the Driftwood EPC Contract (Phase 4).
106    “Interest Rate” means at any time, a rate per annum equal to 12.0%.
“Intermediate HoldCo” means Driftwood Holdco LLC, a Delaware limited liability company.
“Investment” means for any Person: (a) the acquisition (whether for cash, Property of such Person, services, or securities, or otherwise) of Capital Stock, bonds, notes, debentures, debt securities, partnership or other ownership interests, or other securities of, or any Property constituting an ongoing business, line of business, division, or business unit of, or constituting all or substantially all the assets of, or the making of any capital contribution to, any other Person; (b) the making of any advance, loan, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan, or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business); (c) the entering into of any Guarantee with respect to Indebtedness or other liability of any other Person; and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.
“JDEC Agreements” means the JDEC Removal Agreement and the JDEC Settlement Agreement.
“JDEC Removal Agreement” means that certain Removal Agreement, dated as of November 29, 2018, by and between Driftwood LNG LLC and Jefferson Davis Electric Cooperative Inc.
“JDEC Settlement Agreement” means that certain Settlement Agreement, dated as of November 29, 2018, by and between Driftwood LNG LLC and Jefferson Davis Electric Cooperative Inc.
“Lenders” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption).
“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).
“Loan” has the meaning assigned to such term in the introductory paragraphs.
“Loan Parties” means: (a) Driftwood GP; (b) Driftwood LP; (c) the Borrower; (d) Intermediate HoldCo; (e) TerminalCo; (f) PipelineCo; and (g) without duplication, each Subsidiary of the foregoing entities (other than ProductionCo and its Subsidiaries for so long as they are not required to be Guarantors hereunder).
“Loss Proceeds” means insurance proceeds, condemnation awards, or other similar compensation, awards, damages, payments, or relief with respect to any Event of Loss.
“Material Adverse Effect” means:
(a)    with respect to Tellurian and the Loan Parties (taken as a whole), a material adverse effect on: (i) the business, assets, properties (including the Site), operations, or financial condition of Tellurian and the Loan Parties (taken as a whole); (ii) the ability of Tellurian or any Loan Party to perform its material obligations under the Financing Documents and the Material Project Documents in accordance with the terms thereof; (iii) the validity of, enforceability of the material rights or remedies of, or benefits available to the Secured Parties under, the Financing Documents; or (iv) the validity and perfection of the Secured Parties’ Liens in a material portion of the Collateral; and
(b)    for so long as ProductionCo and its Subsidiaries are not Guarantors hereunder, with respect to ProductionCo and its Subsidiaries (taken as a whole), a material adverse effect on: (i) the business, assets, properties, operations, or financial condition of ProductionCo and its Subsidiaries (taken as a whole); or (ii) the ability of ProductionCo or any of its Subsidiaries to perform its material obligations under the ProductionCo Loan Documents or under any other material contracts of ProductionCo and its Subsidiaries in accordance with the terms thereof.
“Material Project Documents” means:
(a)    the Initial Primary Contracts;
(b)    any Additional Primary Contracts;
(c)    the ProductionCo Loan Documents;
(d)    the JDEC Agreements; and
(e)    any other contract (or series of related contracts) entered into by any Borrower Group Member that provides for the payment by any Borrower Group Member of, or the provision to any Borrower Group Member of, goods or services provided prior to Tellurian or a Loan Party making a positive final investment decision with respect to the Phase 1 of the Project with a value in excess of $2,500,000 in any calendar year, or $5,000,000 in the aggregate in any calendar year for such series of related contracts.
For purposes of this definition, indemnity, guaranty, or similar obligations of any Borrower Group Member subject to a maximum dollar amount shall be computed at such amount, and all other indemnity, guaranty, or similar obligations of any Borrower Group Member shall be computed at the amount thereof which could, at the time such agreement is entered into, reasonably be expected to become due and payable.
“Material Project Documents Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(i).
“Material Project Party” means each Person (other than any Agent, any Lender, Tellurian, or any of its Subsidiaries) from time to time party to any Material Project Document.
“Maturity Date” has the meaning set forth in Section 2.04(a).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any Loan Party or any of its ERISA Affiliates contributes or is obligated to contribute, or with respect to which any Loan Party or any of its ERISA Affiliates has or may have any liability.
“NCS Warrant Agreement” means that certain Common Stock Purchase Warrant, dated as of the date hereof, issued by Tellurian to Nineteen77 Capital Solutions A LP.
“Net Available Amount” means:
(a)    in the case of any receipt of termination payments, liquidated damages, or other extraordinary payments under the Material Project Documents, the aggregate amount of payments received by Tellurian or any Borrower Group Member in respect of such event, net of reasonable costs and expenses incurred by Tellurian or such Borrower Group Member in connection with the collection of such proceeds;
(b)    in the case of any Event of Loss, the aggregate amount of Loss Proceeds received by Tellurian or any Borrower Group Member in respect of such Event of Loss, net of reasonable costs and expenses incurred by Tellurian or any Borrower Group Member in connection with the collection of such Loss Proceeds; and
(c)    in the case of any Disposition, the aggregate amount received by Tellurian or any Borrower Group Member in respect of such Disposition, net of reasonable costs and expenses incurred by Tellurian or any Borrower Group Member in connection with such Disposition.
provided that, in each case of clauses (a), (b), and (c) above, any such amounts received by ProductionCo and its Subsidiaries shall only be considered Net Available Amounts to the extent they are distributed to a Loan Party or Tellurian in accordance with the ProductionCo Credit Agreement.

“Note” has the meaning assigned to such term in Section 2.04(b)(ii).
“NTP Date” means the date on which “Owner” (as defined in the Driftwood EPC Contract (Phase 1)) issues the “NTP” (as defined in the Driftwood EPC Contract (Phase 1)) in accordance with Section 5.2B of the Driftwood EPC Contract (Phase 1).
“NTP Deadline” means the date on which “Contractor” (as defined in the Driftwood EPC Contract (Phase 1)) may terminate the Driftwood EPC Contract (Phase 1) pursuant to the terms thereof due to the failure of “Owner” (as defined in the Driftwood EPC Contract (Phase 1)) to issue the “NTP” (as defined in the Driftwood EPC Contract (Phase 1)) in accordance with Section 5.2B of the Driftwood EPC Contract (Phase 1). As of the date hereof, the NTP Deadline is January 1, 2020.
“Obligations” means all advances to, and debts (including Accrued Interest, interest accruing after the maturity of the Loan and interest accruing after the filing of any Bankruptcy), liabilities, obligations, the Final Payment Fee, covenants and duties of, any Loan Party arising under any Financing Document, or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Officer’s Certificate” means, with respect to any Loan Party, a certificate signed by an Authorized Representative of such Loan Party.
“Operating Budget” means a proposed annual operating plan and budget, prepared by Tellurian in accordance with Section 5.20(a), of Tellurian and its Subsidiaries’ cash inflows and cash outflows on a cash basis, in each case, detailed by month for the following calendar year, which annual operating plan and budget shall be substantially in the form of Exhibit D.
“Organizational Documents” means, with respect to any Person: (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person; (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person; (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person; (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person; and (e) in any other case, the functional equivalent of the foregoing.
“Other Taxes” means any and all present or future stamp, court, or documentary, intangible, recording, filing, or similar Taxes, arising from any payment made under any Financing Document, or from the execution, delivery, or enforcement of, or otherwise with respect to, any Financing Document. For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.
“Outside Date” means the first anniversary of the Closing Date, as such date may be extended in accordance with Section 2.04(a).

“Participant” has the meaning assigned to such term in Section 10.04(f).
“Participant Register” has the meaning assigned to such term in Section 10.04(f).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the US Code, and in respect of which any Borrower Group Member or any ERISA Affiliate: (a) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA; or (b) has or may have any liability.
“Permitted Contest Conditions” means, with respect to any Borrower Group Member, a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount, or application of any law, Tax, or other matter (legal, contractual, or other) by appropriate proceedings timely instituted if: (a) such Borrower Group Member diligently pursues such contest; (b) such Borrower Group Member establishes adequate reserves with respect to the contested claim if and to the extent required by GAAP; and (c) such contest: (i) could not reasonably be expected to have a Material Adverse Effect; and (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by the Administrative Agent or the Lenders.
“Permitted Holder” means: (a) Charif Souki; (b) Martin Houston; (c) Meg Gentle; (d) Total S.A. or its Affiliates; and (e) Souki Family 2016 Trust.
“Permitted Indebtedness” has the meaning assigned to such term in Section 6.02.
“Permitted Investment” means, with respect to Tellurian or any Borrower Group Member, any of the following:
(a)    readily marketable direct obligations of the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition:
(b)    fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00;
(c)    commercial paper of a domestic issuer if at the time of purchase such paper is rated in one (1) of the two (2) highest rating categories of S&P or Moody’s:
(d)    advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are not more than ninety (90) days past due;
(e)    money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940;

(f)    advances to employees for the payment of expenses in the ordinary course of business; and
(g)    with respect to ProductionCo and its Subsidiaries only (and only for so long as ProductionCo and its Subsidiaries are not required to be Guarantors hereunder), any Investments permitted under the ProductionCo Credit Agreement.
“Permitted Lien” means, with respect to any Borrower Group Member, any of the following:
(a)    Liens arising by reason of:
(i)    taxes, assessments, or governmental charges either secured by a bond or which are not yet due or which are being contested pursuant to the Permitted Contest Conditions;
(ii)    security, pledges, or deposits in the ordinary course of business for payment of workmen’s compensation or unemployment insurance or other types of social security benefits; and
(iii)    good faith deposits or pledges incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety bonds, or appeal bonds entered into in the ordinary course of business or under Applicable Law;
(b)    Liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, repairmen’s, employees, or suppliers, or any similar Liens arising by operation of law, in each case incurred in the ordinary course of business with respect to obligations which are not due or, which are adequately bonded and which are being contested pursuant to the Permitted Contest Conditions;
(c)    Liens arising out of judgments, orders, or awards that have been adequately bonded, are fully covered by insurance, or with respect to which a stay of execution has been obtained pending an appeal or proceeding for review pursuant to the Permitted Contest Conditions;
(d)    Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions, and other similar charges or encumbrances on the use of real property which, individually or in the aggregate, do not materially detract from the value of the affected property and do not materially interfere with the ordinary conduct of the business of the applicable Borrower Group Member;
(e)    Liens or the interests of lessors to secure purchase money obligations or capital leases permitted under Section 6.03(c); provided that such Lien encumbers only the specific goods or equipment so purchased and proceeds thereof;
(f)    Liens arising under ERISA and Liens arising under the US Code with respect to an employee benefit plan (as defined in Section 3(2) of ERISA) that do not constitute an Event of Default under Section 7.01(k);
(g)    Liens created under the Security Documents;

(h)    Liens that extend, renew or replace in whole or in part a Lien referred to in clauses (a) through (g) above;
(i)    Liens in favor of a provider of insurance premium financing on insurance policies and proceeds thereof, to secure insurance premium financings, which financings are incurred in the ordinary course of business and permitted under Section 6.01(i);
(j)    Liens solely on any cash earnest money deposits made by any Borrower Group Member in connection with any letter of intent or purchase agreement in connection with an acquisition that is permitted hereunder;
(k)    Liens arising in customary bank deposit account documentation in the ordinary course of business or by virtue of statutory or common law provisions, in each case, relating to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a depository institution;
(l)    judgment Liens securing payment of an amount not exceeding $2,500,000 in the aggregate with respect to the Loan Parties, or $10,000,000 in the aggregate with respect to Tellurian, in each case with respect to which execution has been stayed within thirty (30) days of the commencement of such Lien and the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 7.01(h);
(m)    Liens on the assets of ProductionCo or any of its Subsidiaries that are created under, or permitted by, the ProductionCo Loan Documents (but only for so long as ProductionCo and its Subsidiaries are not required to be Guarantors hereunder);
(n)    Liens on cash collateral securing letters of credit issued by a U.S. commercial bank, with stated values not to exceed $12,000,000 in the aggregate at any time, in connection with the exercise of lease options for the Project by Driftwood LNG LLC;
(o)    the Bollinger Calcasieu, L.L.C. Mortgage; and
(p)    purported Liens arising from precautionary Uniform Commercial Code financing statement filings entered into by any Borrower Group Member covering Property under true leases entered into in the ordinary course of business.
“Permitted Refinancing” means any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of ProductionCo under the ProductionCo Loan Documents, or any refinancing thereof permitted hereunder; provided that: (a) the principal amount (or accreted value, if applicable) thereof does not exceed the then-applicable amount set forth in Section 6.02(h); (b) Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date not earlier than 91 days after the Maturity Date; (c) no Event of Default shall have occurred and be continuing immediately prior thereto or would result therefrom; (d) the terms and conditions of such Indebtedness (including margin rates, restrictions on Restricted Payments, negative pledges, the extent of collateral, and amendments that are materially adverse to the Lenders hereunder) are no more favorable to the lenders or holders providing such Indebtedness than those applicable to the Indebtedness being refinanced (except for covenants or other provisions applicable only to periods after the then-current Maturity Date); and (e) such modification, refinancing, refunding, renewal, replacement or extension is incurred by ProductionCo.
“Permitted Restricted Payments” means, with respect to any Person, any of the following:
(a)    Restricted Payments made in the form of the Capital Stock of such Person;
(b)    payment in lieu of fractional shares of the Capital Stock of such Person in connection with any dividend, split, or combination thereof;
(c)    payments made or expected to be made in respect of withholding or similar taxes payable upon exercise of the Capital Stock of such Person by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees), and any repurchases of such Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes;
(d)    Restricted Payments in accordance with such Person’s incentive compensation plan; and
(e)    Restricted Payments in respect of an exercise of the warrant shares under the NCS Warrant Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PipelineCo” means Tellurian Pipeline LLC, a Delaware limited liability company.
“Pipelines” means natural gas pipelines to be constructed or acquired from time to time in one or more phases.
“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, by and among Tellurian, the Collateral Agent, and the other parties thereto from time to time, substantially in the form attached hereto as Exhibit F.
“Post-Default Rate” means a rate per annum which is equal to the sum of 2.00% per annum plus the Interest Rate.
“Production Facilities” means gas production, storage, processing, gathering and midstream facilities, including acreage, wellbores, mineral interests, gas reserves and related wells and leaseholds, and other similar hydrocarbon facilities acquired by ProductionCo and its Subsidiaries from time to time.

“ProductionCo” means Tellurian Production Holdings, LLC, a Delaware limited liability company.
“ProductionCo Credit Agreement” means that certain Credit Agreement, dated as of September 28, 2018, among ProductionCo, the lenders party thereto, Goldman Sachs Lending Partners LLC, as administrative agent, and J. Aron & Company LLC, as collateral agent, as such agreement may, to the extent permitted hereunder, be amended, restated, supplemented or otherwise modified, refinanced, or replaced from time to time.
“ProductionCo Loan Documents” means: (a) the ProductionCo Credit Agreement; and (b) each “Loan Document” (as defined in the ProductionCo Credit Agreement), as each such agreement may, to the extent permitted hereunder, be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.
“Project” means the Driftwood LNG Terminal, the Pipelines and the Production Facilities.
“Project Revenues” means, for any period (without duplication), all revenue received by or on behalf of Tellurian or any Loan Party during such period, interest paid in respect of any Collateral Accounts including proceeds from any business interruption insurance and any other receipts otherwise arising or derived from or paid or payable to Tellurian or any Loan Party under the Material Project Documents, or otherwise in respect of the Project or Site.
“Projection” has the meaning assigned to such term in Section 3.12(b).
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Quarterly Date” means the last Business Day of September, December, March, and June in each fiscal year, the first of which shall be the first such day after the date hereof.
“Register” has the meaning assigned to such term in Section 10.04(c).
“Regulation D” means Regulation D of the Board.
“Regulation U” means Regulation U of the Board.
“Related Fund” means with respect to any Lender, any fund that invests in loans and is managed or advised by the same investment advisor as such Lender, by such Lender, or an Affiliate of such Lender.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor Environment, including, the movement through ambient air, soil, surface water, ground water, wetlands, land, or subsurface strata.
“Replacement Project Document” means, in respect of any Material Project Document, one or more binding replacement contracts with a counterparty and on terms and conditions acceptable, and with a counterparty of credit acceptable, to the Required Lenders (acting reasonably).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Lenders” means at any time, Lenders having Aggregate Exposure Percentages of more than 50%.
“Restoration” means, with respect to any Affected Property, the rebuilding, repair, restoration, or replacement of such Affected Property.
“Restricted Payment” means:
(a)    all dividends paid by any Loan Party (in cash, Property, or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, or other acquisition by any Loan Party of, any portion of any membership interests in any Loan Party, or any warrants, rights, or options to acquire any such membership interests;
(b)    any payment of development, management, or other fees, or of any other amounts, by any Loan Party to any Affiliate thereof except for such payments contemplated by the arrangements listed in Schedule 3.23 as in effect on the date hereof; and/or
(c)    any other payment (in cash, Property, or obligations to a parent company, or equity owner of the Loan Parties) to a parent company, equity owner, or Affiliate of the Loan Parties.
“Sanctioned Country” means, at any time, a country or territory that is the subject of comprehensive Sanctions. For the avoidance of doubt, as of the Closing Date, Sanctioned Countries are the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria.
“Sanctioned Person” means, at any time: (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, or any EU member state; (b) any Person operating, organized, or ordinarily resident in a Sanctioned Country; or (c) any Person owned or controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by: (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the

U.S. Department of State; or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.
“Secured Obligations” has the meaning assigned to such term in the Security Agreement.
“Secured Parties” means: (a) the Agents; and (b) the Lenders.
“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent, substantially in the form attached hereto as Exhibit G.
“Security Documents” means the Security Agreement, the Pledge Agreement, the Consents to Assignment, the Account Control Agreements, all Uniform Commercial Code financing statements required by any Security Document, any other security agreement or instrument to be executed or filed pursuant hereto or any Security Document, and, to the extent the Loan Parties are obligated to provide them under Section 5.24, any mortgages or deeds of trust executed by a Loan Party and delivered to the Collateral Agent in accordance with Section 5.24.
“Site” means the proposed site plan and list of real property attached as Annex IV hereto.
“Solvent” means, with respect to any Person on a particular date, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person is not insolvent as defined under applicable Bankruptcy or insolvency laws; provided that unless otherwise provided under Applicable Law, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such date, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association, or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association, or other entity: (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the Voting Stock or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled, or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement, or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholdings), assessments, or other amounts in the nature of a tax imposed by any Governmental Authority and all interest, penalties, or similar liabilities with respect thereto
“Tellurian” means Tellurian Inc., a Delaware corporation.
“Tellurian Investments” means Tellurian Investments LLC, a Delaware limited liability company.
“TerminalCo” means Tellurian LNG LLC, a Delaware limited liability company.
“Total Investor” has the meaning assigned to such term in Section 4.02(e).
“Transaction Document” means each of the Financing Documents and the Material Project Documents.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Financing Document and any filing statement relating to such perfection or effect of perfection or non-perfection.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
“US Code” means the U.S. Internal Revenue Code of 1986, as amended.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the US Code.
“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.09(e)(ii)(B)(III).
“USA PATRIOT Act” has the meaning assigned to such term in Section 10.15.
“Voting Stock” means, with respect to any Person, Capital Stock the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:
(a)    the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;
(b)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms;
(c)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(d)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(e)    unless the context requires otherwise, any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), and shall include any appendices, schedules, exhibits, clarification letters, side letters, and disclosure letters executed in connection therewith;
(f)    any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;
(g)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision;
(h)    all references herein to Articles, Sections, Appendices, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits, and Schedules to, this Agreement;
(i)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and
(j)    any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition, or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.03    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Borrower and the Required Lenders.
Article II
THE CREDITS
Section 2.01    Loan.
(a)    Subject to the satisfaction or waiver by the Required Lenders of the conditions set forth in Section 4.01 and the terms and conditions hereof, each Lender agrees to make a Closing Date Loan to the Borrower, on the Closing Date, requested by Borrower pursuant to Section 2.01(d) in an aggregate principal amount equal to such Lender’s Closing Date Commitment as of the Closing Date.
(b)    Subject to the satisfaction or waiver by the Required Lenders of the conditions set forth in Section 4.02 and the terms and conditions hereof, each Lender agrees to make a Delayed Draw Loan to the Borrower, on the Delayed Draw Closing Date, requested by Borrower pursuant to Section 2.01(d), in an aggregate principal amount equal to such Lender’s Delayed Draw Commitment as of the Delayed Draw Closing Date.
(c)    No Reborrowing. Amounts prepaid or repaid in respect of any Loan may not be reborrowed.
(d)    Notice of Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Request not later than 11:00 a.m., New York City time, three (3) Business Days prior to the Closing Date or the Delayed Draw Closing Date, as applicable, requesting that the Lenders make the Closing Date Loan or the Delayed Draw Loan on the Closing Date or the Delayed Draw Closing Date, as applicable, and specifying the amount to be borrowed.
(e)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Closing Date Loan or the Delayed Draw Loan, as applicable to be made as part of the Closing Date Loan or the Delayed Draw Loan, as applicable.

Section 2.02    Funding of the Loan.
(a)    If the Borrower has satisfied the conditions set forth in Section 4.01, not later than 2:00 p.m., New York City time, on the Closing Date, each Lender shall make available to the Administrative Agent, at the account specified by the Administrative Agent in writing, an amount in Dollars and in immediately available funds equal to the Closing Date Loan to be made by such Lender. The Administrative Agent shall make available to Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.
(b)    If the Borrower has satisfied the conditions set forth in Section 4.02, not later than 2:00 p.m., New York City time, on the Delayed Draw Closing Date, each Lender shall make available to the Administrative Agent, at the account specified by the Administrative Agent in writing, an amount in Dollars and in immediately available funds equal to the Delayed Draw Loan to be made by such Lender. The Administrative Agent shall make available to Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.
Section 2.03    Termination and Reduction of the Commitments.
(a)    Closing Date Commitments. At the close of business on the Closing Date, the Closing Date Commitments shall automatically and without notice be reduced to zero, and once borrowed or repaid, the Closing Date Loan may not be reborrowed.
(b)    Delayed Draw Commitments. Upon the earlier to occur of (i) at the close of business on the Delayed Draw Closing Date and (ii) the close of business on August 31, 2019, the Delayed Draw Commitments shall automatically and without notice be reduced to zero, and once borrowed or repaid, the Delayed Draw Loan may not be reborrowed.
Section 2.04    Repayment of Loan; Evidence of Debt.
(a)    Promise to Repay at Maturity. Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of the Lenders, the sum of: (i) the unpaid principal amount of the then-outstanding Loan; and (ii) the Final Payment Fee, if any, on the earlier of: (A) the Outside Date; and (B) the NTP Date (the earlier of such dates, the “Maturity Date”); provided, however, that if, prior to the then-applicable Outside Date, Driftwood LNG LLC receives FERC Approval and DOE Export Approval, then the Borrower may:
(x)    extend the then-applicable Outside Date by six (6) months if: (i) the Loan Parties: (A) have received binding contractual commitments from investors (in form and substance reasonably acceptable to the Required Lenders) to make equity investments in the Loan Parties that equal or exceed $2,000,000,000 in the aggregate; and (B) have executed binding contractual arrangements (in form and substance, and with economic terms, in each case reasonably acceptable to the Required Lenders) for the sale of at least four million (4,000,000) tons per annum of the output of the Driftwood LNG Terminal; (ii) the NTP Deadline has been extended to a date that is at least six (6) months after the original Outside Date; and (iii) an Authorized Representative

of the Borrower has delivered a written certification to the Administrative Agent and the Lenders, at least five (5) days before the then-current Outside Date, certifying that: (A) Driftwood LNG LLC has received FERC Approval and DOE Export Approval; (B) the conditions set forth in clauses (x)(i) and (x)(ii) above have been met; and (C) no Default or Event of Default has occurred or is continuing; and
(y)    extend the then-applicable Outside Date by six (6) months if: (i) the Loan Parties: (A) have received binding contractual commitments from investors (in form and substance reasonably acceptable to the Required Lenders) to make equity investments in the Loan Parties that equal or exceed $2,500,000,000 in the aggregate; and (B) have executed binding contractual arrangements (in form and substance, and with economic terms, in each case reasonably acceptable to the Required Lenders) for the sale of at least five million (5,000,000) tons per annum of the output of the Driftwood LNG Terminal; (ii) the NTP Deadline has been extended to a date that is at least twelve (12) months after the original Outside Date; and (iii) an Authorized Representative of the Borrower has delivered a written certification to the Administrative Agent and the Lenders, at least five (5) days before the then-current Outside Date, certifying that: (A) Driftwood LNG LLC has received FERC Approval and DOE Export Approval; (B) the conditions set forth in clauses (y)(i) and (y)(ii) above have been met; and (C) no Default or Event of Default has occurred or is continuing;
provided further that notwithstanding the foregoing, under no circumstances shall the Outside Date be extended by more than twelve (12) months in the aggregate under this Section 2.04(a).
(b)    Evidence of Debt.
(i)    Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request execution and delivery of a Note evidencing the Loan made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any obligations of the Borrower.
(ii)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”) substantially in the form of Exhibit B payable to such Lender in an amount equal to such Lender’s Closing Date Loan evidencing the Closing Date Loan made by such Lender or such Lender’s Delayed Draw Loan evidencing the Delayed Draw Loan made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate applicable to the Loan evidenced thereby. Such notations shall, to the extent not inconsistent with any Borrowing Request (or, in the absence of which, the notations made by the Administrative Agent in the Register), be conclusive and binding on the Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of the Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 10.04(b).
Section 2.05    Prepayment of the Loan.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days’ prior written notice to the Administrative Agent stating the prepayment date, to prepay the Loan in full (subject to the requirements of this Section 2.05). In the case of such prepayment, the Borrower shall pay to the Secured Parties, in cash, the sum of: (i) the outstanding principal balance of the Loan (including any Accrued Interest); (ii) all accrued but unpaid interest, fees, and expenses under the Financing Documents; and (iii) the Final Payment Fee, if any. No partial prepayments under this Section 2.05(a) shall be permitted.
(b)    Mandatory Prepayments and Offers to Prepay.
(i)    Material Project Document. If any Loan Party receives any termination payments, liquidated damages or other extraordinary payments under the Material Project Documents, the Loan Parties shall, within five (5) Business Days of the receipt of such termination payment, offer to prepay the Loan with an amount equal to 100% of the Net Available Amount of such payments, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(i) to make such offer (each such offer to prepay referred to in this clause (b)(i) a “Material Project Documents Prepayment Offer”).
(ii)    Event of Loss. With respect to any Event of Loss, if the proceeds received by the Loan Parties in respect of such Event of Loss shall be in excess of $750,000 per individual Event of Loss, or $2,000,000 in the aggregate per annum across all Events of Loss and/or Dispositions, and, in any such case, are not applied to the Restoration of the related Affected Property or otherwise reinvested in the business of the Loan Parties within one hundred eighty (180) days from the date of receipt of such proceeds, then the Loan Parties shall offer to prepay the Loan with an amount equal to 100% of the Net Available Amount with respect to such Event of Loss, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(ii) to make such offer (each such offer to prepay referred to in this clause (b)(ii) a “Event of Loss Prepayment Offer”).
(iii)    Disposition of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any sale, transfer or other disposition of any assets or property (herein, the “Disposition”) not otherwise permitted hereunder, in the event that the Net Available Amount of any Disposition of any Borrower Group Member shall exceed $500,000 in the aggregate per annum for all such Dispositions, then the Borrower shall offer to prepay the Loan ratably in an amount equal to 100% of the Net Available Amount of the Disposition on the Quarterly Date immediately following receipt by the Borrower of the relevant proceeds; provided that, upon written notice by the Borrower to the Administrative Agent not more than five (5) Business Days following receipt of the Net Available Amount of any Disposition, such Net Available Amount shall be excluded from the prepayment requirements of this clause if: (A) the Borrower certifies to the Administrative Agent of its good faith intention to apply such Net Available Amount of the Disposition to the acquisition of, or reinvestment in, assets or properties consistent with the businesses permitted to be conducted pursuant to Section 5.02; (B) within one hundred eighty (180) days from the date of receipt of such Net Available Amount of the Disposition, such Net Available Amount are applied (or committed) to such acquisition; and (C) the aggregate amount of such Net Available Amount of Dispositions does not exceed $750,000 per individual Disposition or $2,000,000 in the aggregate per annum; provided further, that the amount of such Net Available Amount not so used or committed after one hundred eighty (180) days shall be applied to a mandatory prepayment of the Loan pursuant to this clause (iii). Any such offer to prepay shall be made pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(iii) to make such offer (each such offer to prepay referred to in this clause (b)(iii) a “Disposition Proceeds Prepayment Offer”).
(iv)    Incurrence of Debt or Issuance of Equity. If any Loan Party: (A) issues or incurs any Indebtedness (other than Permitted Indebtedness); or (B) issues or sells any Capital Stock (other than to the extent permitted under Section 6.07), then Borrower shall, within one (1) Business Day of the receipt of the proceeds therefrom, offer to prepay the Loan with an amount equal to 100% of the proceeds of such Indebtedness or issuance or sale of Capital Stock, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(iv) to make such offer (each such offer to prepay referred to in this clause (b)(iv), a “Debt/Equity Prepayment Offer”).
(c)    Terms of All Prepayments.
(i)    All partial prepayments of the Loan shall be applied, on a pro rata basis to the Loan of all Lenders.
(ii)    Each prepayment of Loan shall be accompanied by payment of all accrued interest on the amount prepaid and any additional amounts required pursuant to Section 2.09.
(iii)    No later than ten (10) Business Days after receiving a Material Project Documents Prepayment Offer, an Event of Loss Prepayment Offer, a Disposition Proceeds Prepayment Offer or a Debt Prepayment Offer, each Lender shall advise the Borrower in writing whether it has elected to accept such prepayment offer, which it shall determine in its sole discretion. Each of the Lenders shall have the right, but not the obligation, to accept or reject such prepayment offer by the Borrower. In connection with any prepayment pursuant to Section 2.05(b)(i), (ii) and/or (iii), the amount of the Loan prepaid shall be calculated so that the total amount of the Loan prepaid and the accrued but unpaid interest on such Loan shall be no more than the Net Available Amount.
(iv)    It is understood and agreed that if the Obligations are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Final Payment Fee that would have applied if, at the time of such acceleration, the Borrower had prepaid, refinanced, substituted, or replaced the

Loan as contemplated in Section 2.05(a) (any such event, a “Final Payment Fee Event”), shall also be due and payable without any further action (including, without limitation, any notice requirements otherwise applicable to a Final Payment Fee Event, if any) as though a Final Payment Fee Event had occurred, and such Final Payment Fee shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Final Payment Fee payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The Final Payment Fee shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) (ON BEHALF OF ITSELF AND THE OTHER LOAN PARTIES) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING FINAL PAYMENT FEE IN CONNECTION WITH ANY SUCH ACCELERATION. Each Loan Party expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Final Payment Fee is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Final Payment Fee shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Final Payment Fee; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that its agreement to pay the Final Payment Fee to Lenders as herein described is a material inducement to Lenders to provide the Closing Date Commitments and Delayed Draw Commitments and make the Closing Date Loan and the Delayed Draw Loan.
Section 2.06    Fees.
(a)    Agent Fees. The Borrower agrees to pay to each of the Administrative Agent and the Collateral Agent, for its own account, amounts payable in the amounts and at the times separately agreed upon in the Agent Fee Letter.
(b)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto (other than fees payable pursuant to Section 2.06(a), which shall be paid to the Agents for their own account). Fees paid shall not be refundable under any circumstances absent manifest error.
Section 2.07    Interest.
(a)    Loan. On and after the Closing Date, the Closing Date Loan (including any Accrued Interest) shall bear interest at a rate per annum equal to the Interest Rate. On and after the Delayed Draw Closing Date, the Delayed Draw Loan (including any Accrued Interest) shall bear interest at a rate per annum equal to the Interest Rate.

(b)    Default Interest. If all or a portion of the principal amount of any Loan, interest in respect thereof or any other amount due under the Financing Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, then, to the extent so elected by the Required Lenders and after the Borrower has been notified in writing by the Administrative Agent, the outstanding principal amount of the Loan (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum equal to the Post-Default Rate, from the date of such nonpayment or occurrence of such Event of Default, respectively, until such amount is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively.
(c)    Payment of Interest. Subject to Section 2.07(e), accrued interest on each Loan shall be payable in arrears on each Quarterly Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(e)    Payment in Kind. Borrower may pay up to 4.00% per annum of the Interest Rate in kind (in lieu of payment in cash) on each applicable Quarterly Date, by written election of the Borrower to the Administrative Agent at least three (3) Business Days prior to such Quarterly Date. The aggregate outstanding principal amount of the Loan shall be automatically increased on each such Quarterly Date by the amount of such interest paid in kind. For the avoidance of doubt, the portion of the Interest Rate not paid in kind shall be paid in cash.
(f)    Miscellaneous. For the avoidance of doubt: (i) on each Quarterly Date prior to the Maturity Date, any interest on the Loan then due and payable shall be paid, either in cash or in kind, in accordance with this Agreement; and (ii) on the Maturity Date or in connection with any prepayment of the Loan in accordance with Section 2.05(a), any interest on the Loan then due and payable shall be paid entirely in cash in accordance with this Agreement. All amounts of interest added to the principal of the Loan pursuant to Section 2.07(e) shall bear interest as provided herein, be payable as provided in Section 2.04 and shall be due and payable on the Maturity Date. The Agent’s determination of the principal amount of the Loan outstanding at any time shall be conclusive and binding, absent manifest error.
Section 2.08    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(b)    impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including any such requirement imposed by the Board under Regulation D or otherwise) against assets of, deposits with or for account of, or credit extended by, any Lender;

(c)    subject any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loan, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or
(d)    impose on any Lender any other condition not otherwise contemplated hereunder affecting this Agreement or the Loan made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(e)    Capital Requirements. If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(f)    Certificates from Lenders. A certificate of a Lender setting forth calculations in reasonable detail of the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.
(g)    Delay in Requests. Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.09    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Financing Document shall be made free and clear of and without withholding or deduction for any Taxes; provided that if such Loan Party or other applicable withholding agent shall be required by law to withhold or deduct any Taxes from such payments, then: (i) to the extent such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made; (ii) such Loan Party or withholding agent shall make or shall cause to be made such withholdings and deductions; and (iii) such Loan Party or withholding agent shall pay or shall cause to be paid the full amount withheld and deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify or cause to be indemnified the Administrative Agent, the Collateral Agent, and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any amounts of Indemnified Taxes or Other Taxes indemnified or paid under Section 2.09(a) or any other provision of this Agreement or any other Financing Document) paid or payable by the Administrative Agent, the Collateral Agent, or such Lender, as the case may be, and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Collateral Agent or a Lender, or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.09, the relevant Loan Party shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Required Lenders, acting reasonably.
(e)    Forms. Any of the Administrative Agent, the Collateral Agent, or any Lender (including any assignee Lender) that is legally entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower and at such other times as required by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any of the Administrative Agent, the Collateral Agent, or any Lender, if reasonably requested in writing by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent and at such other times as required by Applicable Law as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding Tax or information reporting requirements. Upon the reasonable request of the Borrower or the Administrative Agent, or if any form or certification previously delivered expires or becomes obsolete or inaccurate, any Lender shall update any such form or certification previously delivered pursuant to this Section 2.09(e). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)) shall not be required if, in the judgment of such Agent or Lender, as applicable, such completion, execution or submission would subject such Agent or Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Agent or Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a US Person:
(A)    any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Lender who is not a US Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Transaction Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;

(III)    in the case of a Lender who is not a US Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the US Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the US Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the US Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the US Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a US Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such direct and indirect partner.
(ii)    On or before the date that Wilmington Trust, National Association, and any successor or replacement Administrative Agent becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed originals of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a US Person (with respect to amounts received on account of any Lender from the Borrower) and IRS Form W-8ECI (or any successor form) with respect to amounts received on its own account:
(f)    If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.09, it shall pay over such refund to the Borrower, net of all of its out-of-pocket expenses (including Taxes with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the Collateral Agent or any Lender, as the case may be, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent or any Lender, as the case may be, in the event the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, the Collateral Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent, the Collateral Agent or the Lender, as the case may be, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. For purposes of this paragraph, the term “refund” shall include the monetary benefit of any credit received in lieu of a refund.
(g)    If a payment made to the Administrative Agent, the Collateral Agent or any Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Administrative Agent, Collateral Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the US Code, as applicable), such Administrative Agent, Collateral Agent or Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the US Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    Each party’s obligations under this Section 2.09 shall survive the replacement or resignation of the Administrative Agent or the Collateral Agent or the replacement of or any assignment of rights by any Lender and the repayment, discharge or satisfaction of all obligations under any Loan Document.
(i)    The Loan Parties and the Lenders acknowledge and agree that for U.S. federal income tax purposes, the Closing Date Loan funded on the Closing Date is part of an “investment unit” (within the meaning of Treasury Regulations Section 1.1273-2(h)), consisting of the Loan and the warrant shares to be issued in connection with the NCS Warrant Agreement. The Loan Parties and the Lenders further acknowledge and agree that solely for purposes of Treasury Regulations Section 1.1273-2(h), the initial issue price of the Closing Date Loan, and the aggregate fair market value and purchase price of the warrants issued under the NCS Warrant Agreement shall be the amounts determined pursuant to the NCS Warrant Agreement. The Loan Parties and the Lenders shall file all income tax returns consistent with the foregoing tax treatment, including the issue price and purchase price specified in the preceding sentence.
(j)    In the event that the Closing Date Loan or the Delayed Draw Loan is subject to Treasury Regulations Section 1.1275-4(b) governing contingent payment debt instruments, the Borrower shall provide a comparable yield and projected payment schedule for such Loan, as determined under such provision of the Treasury Regulations, to the Administrative Agent within thirty (30) days after the issuance of such Loan. If the Required Lenders assert that such schedule is not reasonably satisfactory to them by December 31, 2019, the parties shall, at the Borrower’s expense, engage an independent, mutually acceptable accounting firm and reasonably cooperate with each other and such accounting firm to provide such a payment schedule to the parties no later than February 1, 2020; provided that, if notwithstanding the reasonable cooperation of the parties, such payment schedule is not provided by March 1, 2020, then if the schedule delivered by the

Borrower pursuant to the first sentence of this Section 2.09(j) complies with the requirements of Treasury Regulations Section 1.1275-4(b), such schedule shall apply to the relevant Loan.
Section 2.10    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    Payments by Borrower. Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.08 or 2.09, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim (other than Taxes). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402 (payment instructions: Bank Name: Wilmington Trust, National Association, ABA/Routing No.: 031100092, Account Name: Corporate Capital Markets, Account No.: 135600-000, Reference: Driftwood Holdings LLC, Attn: Nikki Kroll) except as otherwise expressly provided in the relevant Financing Document and payments pursuant to Sections 2.09, 2.10 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately preceding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied: (i) first, to pay interest, fees, and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, and such other amounts then due to such parties; and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Loan shall be made from the Lenders, and each termination or reduction of the amount of the Closing Date Commitments or Delayed Draw Commitments under Section 2.03 shall be applied to the respective Closing Date Commitments or Delayed Draw Commitments of the Lenders, pro rata according to the amounts of their respective applicable Closing Date Commitments or Delayed Draw Commitments; (ii) each payment or prepayment of principal of the Loan by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them being paid or prepaid; and (iii) each payment of interest on the Loan by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

(d)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any principal of or interest on any of its Loan resulting in such Lender receiving a greater proportion of the aggregate amount of the Loan and accrued interest thereon then due than the proportion received by any other Lender, then, unless otherwise agreed in writing by the Lenders, the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan; provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or Participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
(e)    Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02, 2.10(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.11    Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.08, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.09 then such Lender shall: (i) file any certificate or document reasonably requested in writing by the Borrower; and/or (ii) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender exercised in good faith, such designation or assignment: (x) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.09, as the case may be, in the future; and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.12    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(c)    a reduction in full or in part or cancellation of any such liability;
(d)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or
(e)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Article III
REPRESENTATIONS AND WARRANTIES
Tellurian and each Loan Party represents and warrants to each Agent and the Lenders as follows:
Section 3.01    Due Organization, Etc.
(a)    Each Borrower Group Member is a limited liability company, corporation or limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower Group Member: (i) has all requisite limited liability company or other organizational power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted; and (ii) it is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted (including performance of each Material Project

Document to which it is party), except as would not reasonably be expected to cause a Material Adverse Effect. No filing, recording, publishing or other act by any Loan Party that has not been made or done is necessary in connection with the existence or good standing of each Borrower Group Member.
(b)    Tellurian is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Tellurian has all requisite corporate or other organizational power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted and Tellurian is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted (including performance of each Material Project Document to which it is party). No filing, recording, publishing or other act by Tellurian that has not been made or done is necessary in connection with the existence or good standing of Tellurian.
(c)    As of the Closing Date, the only members of the Borrower are Driftwood GP and Driftwood LP, with Driftwood GP and Driftwood LP collectively owning 100% of the Borrower’s Capital Stock.
(d)    As of the Closing Date, the only member of PipelineCo, ProductionCo, and TerminalCo is Intermediate HoldCo, with Intermediate HoldCo owning 100% of the Capital Stock of PipelineCo, ProductionCo and TerminalCo.
(e)    As of the Closing Date, the only member of Intermediate HoldCo is the Borrower, with the Borrower owning 100% of the Capital Stock of Intermediate HoldCo.
(f)    On and after the Closing Date, all Capital Stock in each of Intermediate HoldCo, PipelineCo, TerminalCo, ProductionCo, and each of their respective Subsidiaries is and will be directly or indirectly beneficially owned and controlled by the Borrower (except to the extent ProductionCo and its Subsidiaries are sold or transferred pursuant to a transaction expressly permitted hereunder).
(g)    On and after the Closing Date, the Capital Stock of each Borrower Group Member is free and clear of all Liens other than the Liens of the Security Documents.
Section 3.02    Authorization, Etc. Each Loan Party has full corporate, limited liability company or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under each of the Transaction Documents to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery, and performance by it of each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is in full force and effect and constitutes a legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited: (a) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting creditors’ rights generally; (b)

by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (c) by implied covenants of good faith and fair dealing.
Section 3.03    No Conflict. The execution, delivery, and performance by each Loan Party of each of the Transaction Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by it, as well as the consummation of the transactions contemplated herein and therein, do not and will not: (a) conflict with the Organizational Documents of such Loan Party; (b) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust, or other instrument or agreement to which such Loan Party is a party or by which it is bound or to which such Loan Party’s property or assets are subject; (c) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law; or (d) with respect to each Loan Party, result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such Loan Party’s property or the Collateral.
Section 3.04    Authorizations, Etc. The Loan Parties: (a) have all Authorizations that the Loan Parties will need to obtain in connection with the development or operation of the Project and Site; or (b)(i) reasonably expect to receive in the ordinary course any such Authorization that has not been obtained as of the date hereof on or prior to the date on which the Loan Parties are required to have such Authorization in connection with the development or operation of the Project; and (ii) have no reason to believe that the receipt of any such Authorization will be materially delayed beyond the date on which it is required in connection with the development or operation of the Project or Site, or will require the expenditure of costs in excess of what is customarily incurred by Persons to obtain such Authorization. Each Loan Party has obtained, as applicable, all material Authorizations by any Governmental Authority under existing Applicable Law (excluding Authorizations required by Environmental Law, which are addressed by Section 3.07) as at the date hereof required to be issued to, assigned to, or otherwise assumed by, such Loan Party and that are necessary for the development and operation of the Project and Site or the execution, delivery, and performance by such Loan Party of the Transaction Documents to which it is a party, and, in the case of the development, maintenance, and operation of the Project or the Site, other than Authorizations that are not currently necessary and are obtainable in the ordinary course of business. Each Loan Party is in material compliance with each Authorization by a Governmental Authority currently in effect.
Section 3.05    Financial Statements; No Material Adverse Effect; No Liabilities. The financial statements delivered to the Lenders under this Agreement present fairly in all material respects the financial condition, results of operations, and cash flows of Tellurian and the Loan Parties as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities (contingent or otherwise) of such Loan Party as of the dates thereof to the extent required by GAAP. Such financial statements were prepared in accordance with GAAP. Since December 31, 2018, no event, change or condition has occurred that has caused, or could be reasonably expected to cause, a Material Adverse Effect.
Section 3.06    Litigation. Other than any litigation, investigation, action or proceeding that has been disclosed on Schedule 3.06 or in Tellurian’s public filings, there is no pending or, to the knowledge of any Authorized Representative of any Loan Party, threatened (in writing) litigation, investigation, action, or proceeding of or before any court, arbitrator, or Governmental Authority (in the case of any of the foregoing not involving the Loan Parties, to the knowledge of any Authorized Representative of any Loan Party): (a) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents; (b) purporting to affect the legality, validity, or enforceability of any of the Transaction Documents; or (c) that affects the Project or any material part of the Site, which in any such case (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.
Section 3.07    Environmental Matters. Except as set forth on Schedule 3.07 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    each of the Loan Parties and the Project are in compliance with all applicable Environmental Laws;
(b)    each of the Loan Parties or the Project, as applicable: (i) holds or has applied for all Authorizations required under Environmental Law (each of which is in full force and effect) required for any of its current operations or for any property owned, leased, or otherwise operated by it; and (ii) is in compliance with all Authorizations required under Environmental Law;
(c)    there are no pending, or, to the knowledge of an Authorized Representative of any Loan Party, threatened, Environmental Claims asserted against any Loan Party or the Project, including any consent decrees, orders, settlements, or other agreements relating to compliance or liability with Environmental Law;
(d)    to the knowledge of an Authorized Representative of any Loan Party, there has been no Release or threat of Release of Hazardous Materials at, on, from, or under the Site or any other real property formerly owned, leased, or operated by any Loan Party or in relation to the Project, except in each case in compliance with Environmental Law;
(e)    there have been no environmental investigations, studies, audits, reviews, or other analyses conducted by any Loan Party in relation to the Project which disclose any potential basis for Environmental Claims; and
(f)    each Loan Party has made available copies of all significant reports, correspondence, and other documents in its possession, custody, or control regarding compliance by any of the Loan Parties, or potential liability of any of the Loan Parties under Environmental Laws or Authorizations required under Environmental Law.
Section 3.08    Compliance with Laws and Obligations. Subject to Section 3.07, each Loan Party and the Project are in compliance with all Applicable Laws applicable to the Loan Parties and the Project, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.09    Material Project Documents. Each Material Project Document of the Loan Parties is listed on Schedule 3.09. The copies of each of the Material Project Documents, and any amendments thereto provided or to be provided by any Loan Party to the Administrative Agent are, or when delivered will be, true and complete copies of such agreements and documents. No termination event has occurred under any Material Project Document, each Material Project Document is in full force and effect, and no Loan Party has received any default, expiration, breach, or termination notice pursuant to any Material Project Document. Each Loan Party is in compliance in all material respects with all of the terms of the Material Project Documents to which it is a party. To the knowledge of any Authorized Representative of any Loan Party, no Material Project Party is in default of any of its obligations under any Material Project Document other than defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.10    Licenses. Each Loan Party owns, or is licensed to use, all patents, trademarks, permits, proprietary information and knowledge, technology, copyrights, licenses, franchises and formulas, rights with respect thereto, and all other intellectual property necessary for its business and that are material to the performance by it of its obligations under the Transaction Documents to which it is a party, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party does not infringe in any material respect upon the rights of any other Person.
Section 3.11    Taxes. Except as specified on Schedule 3.11:
(a)    each Loan Party has timely filed or caused to be filed all material Tax returns and reports required to have been filed by it and has paid or has caused to be paid on or prior to the Closing Date, all material Taxes required to have been paid by it on or before the Closing Date (whether or not shown as due on any tax returns), other than Taxes that are being contested in accordance with the Permitted Contest Conditions;
(b)    each Borrower Group Member has been properly treated as a disregarded entity or a partnership for U.S. federal income tax purposes and has not filed an election pursuant to Treasury Regulation 301.7701-3(c) to be treated as an association taxable as a corporation and has never been taxed as a corporation; and
(c)    except as set forth on Schedule 3.11, Property held by any Loan Party is not the subject of any temporary tax abatement or any other temporary tax reduction.
Section 3.12    Full Disclosure.
(a)    None of the written reports, financial statements, certificates, or other written information (other than Projections and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such statements therein, in the light of the circumstances under which they were made, not materially misleading.
(b)    Each Loan Party’s sole representation with respect to information consisting of statements, estimates, forecasts and projections regarding the Loan Parties and the future performance of the Site and the Project or other expressions of view as to future circumstances (including the Financial Model and the initial Operating Budget) that have been made available to any Secured Party by or on behalf of any Loan Party or any of its representatives or Affiliates (collectively, “Projections”), shall be that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof; provided that it is understood and acknowledged that such Projections are based upon a number of estimates and assumptions and are subject to business, economic and competitive uncertainties and contingencies, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results.
Section 3.13    Senior Obligations. Each Loan Party’s obligations under the Financing Documents will at all times be direct and unconditional general obligations of such Loan Party and, on and after the Closing Date, will rank senior in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of such Loan Party.
Section 3.14    Solvency. Tellurian and the Loan Parties (taken as a whole) are Solvent.
Section 3.15    Regulatory Restrictions on the Loan. No Borrower Group Member is an “investment company” within the meaning of the Investment Company Act of 1940 of the United States (including the rules and regulations thereunder), as amended.
Section 3.16    Title; Security Documents. As of the Closing Date:
(a)    each Loan Party owns and has good, legal, and marketable title to the property purported to be covered by the Security Documents to which it is party, except as would not reasonably be expected to cause a Material Adverse Effect, free and clear of all Liens other than Permitted Liens;
(b)    the provisions of the Security Documents to which any Loan Party is a party that have been delivered on or prior to the date this representation is made are (and each other Security Document to which any Loan Party will be a party when delivered thereafter will be), effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid, and enforceable first-priority Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices, and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken, so that the security interest created by each Security Document is a first-priority perfected Lien on and security interest in all right, title, and interest of such Loan Party in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary and appropriate consents to the creation, perfection, and enforcement of such Liens have been (or, in the case of such other Security Documents, will be) obtained from each of the parties to the Material Project Documents.

Section 3.17    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur which has or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the US Code. Except as could not reasonably expected to have a Material Adverse Effect, no termination of a Pension Plan has occurred resulting in any liability that has remained underfunded and no Lien against any Loan Party or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan has arisen during the five-year period prior to the date hereof. None of the Loan Parties or any of its ERISA Affiliates has incurred any liability in an amount which has or could reasonably be expected to have a Material Adverse Effect on account of a complete or partial withdrawal from a Multiemployer Plan.
(b)    None of the Loan Parties or any ERISA Affiliate has incurred any obligation which has or could reasonably be expected to have a Material Adverse Effect on account of the termination or withdrawal from any Foreign Plan.
Section 3.18    Insurance. All insurance policies required to be obtained: (a) by the Loan Parties pursuant to Section 5.06; and (b) by the Borrower Group under any Material Project Document, if any, have been obtained and are in full force and effect as required under Section 5.06 and all premiums then due and payable thereon have been paid in full, except to the extent such coverage is not required to be in place under any such Material Project Document. No Loan Parties has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.
Section 3.19    [Reserved].
Section 3.20    Use of Proceeds. The proceeds of the Loan have been used solely in accordance with, and solely for the purposes contemplated by, Section 5.13. No part of the proceeds of any Loan or other extension of credit hereunder will be used, either directly or indirectly, by any Loan Party to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that entails a violation of any of the regulations of the Board.
Section 3.21    Membership Interests and Related Matters. All of the membership interests in each Borrower Group Member have been duly authorized and validly issued in accordance with its respective Organizational Documents and any other constitutive documents, are fully paid and non-assessable, and are free and clear of all Liens other than the Liens of the Security Agreement or the Pledge Agreement, as applicable. No Loan Party has outstanding any securities convertible into or exchangeable for any of its membership interests in or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any such membership interests (except and as expressly provided for or permitted herein, or in the Security Documents).

Section 3.22    Permitted Indebtedness; Investments.
(a)    Each Loan Party has not created, incurred, assumed, or suffered to exist any Indebtedness, other than Permitted Indebtedness.
(b)    All Indebtedness of the Loan Parties incurred pursuant to Section 6.02(b) as of the Closing Date is listed on Schedule 3.22(b).
(c)    As of the Closing Date, none of the Loan Parties has made any outstanding advance, loan, or extension of credit to, or holds any Investment (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness, or otherwise) in, including any stock, bonds, notes, debentures, or other securities of, any other Person, other than: (i) Driftwood GP’s ownership of the Capital Stock of the Borrower; (ii) Driftwood LP’s ownership of the Capital Stock of the Borrower; (iii) each other Loan Party’s ownership of the Capital Stock of its Subsidiaries that are Loan Parties; and (iv) Intermediate HoldCo’s ownership of ProductionCo.
Section 3.23    No Agreements with Affiliates. Schedule 3.24 sets forth any and all agreements, transactions, or series of related transactions among, on one hand, one or more Loan Parties, and on the other hand, one or more Affiliates of a Loan Party, that exist on the Closing Date.
Section 3.24    No Bank Accounts. Each deposit account and securities account of Tellurian and each of its Subsidiaries, as of the date hereof, as well as each such account’s designation as a Collateral Account or Excluded Account, is set forth on Schedule 3.25. Neither Tellurian nor any domestic Subsidiary of Tellurian maintains, or has caused any Person to maintain on its behalf, any deposit accounts and securities accounts other than: (a) the Collateral Accounts; and (b) Excluded Accounts.
Section 3.25    No Default or Event of Default. No Default or Event of Default has occurred and is continuing.
Section 3.26    Foreign Assets Control Regulations.
(a)    None of the Loan Parties, and none of their respective, officers, or directors, or, to any of the Loan Parties’ knowledge, their respective Affiliates or agents: (i) is a Sanctioned Person; or (ii) engages in any dealings or transactions directly or, to the Loan Parties knowledge, indirectly in or with a Sanctioned Country in a manner prohibited by Sanctions.
(b)    Each of the Loan Parties has implemented and currently maintains policies and procedures to ensure compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
(c)    Each of the Loan Parties and their respective officers, directors, employees, and, to the Loan Parties’ knowledge, agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

(d)    No part of the proceeds of the Loan will be used, directly or indirectly: (i) in violation of the FCPA, Anti-Money Laundering Laws, or Sanctions; or (ii) to offer or make payments or to take any other action that would constitute a violation, or implicate any Lender, Administrative Agent, Collateral Agent, or their respective Affiliates in a violation, of Anti-Corruption Laws.
(e)    Each of the Loan Parties has disclosed all facts known to it regarding: (i) all claims, damages, liabilities, obligations, losses, penalties, actions, judgment, and/or allegations of any kind or nature that are asserted against, paid, or payable by such Person, or to the knowledge of such Person, any of its Affiliates or representatives in connection with non-compliance with Anti-Corruption Laws, Sanctions, or Anti-Money Laundering Laws by such Person; and (ii) any investigations involving possible non-compliance with Anti-Corruption Laws, Sanctions, or Anti-Money Laundering Laws by such Person or such Affiliate or such representative. No proceeding by or before any Governmental Authority involving any Loan Party with respect to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws is pending or, to the knowledge of the Loan Parties, threatened.
Section 3.27    ProductionCo Representations and Warranties. Each of the representations and warranties of ProductionCo set forth in the ProductionCo Credit Agreement is true and correct in all material respects (unless such representation or warranty is already qualified by materiality or material adverse effect, in which case such representation or warranty shall be true and correct in all respects); provided that if any such representation or warranty relates solely to an earlier date, then such representation or warranty shall be true and correct in all material respects as of such earlier date.
Article IV
CONDITIONS
Section 4.01    Conditions to the Closing Date. The occurrence of the Closing Date and the obligation of the Lenders to make the Closing Date Loan is subject to the receipt by the Administrative Agent and the Lenders (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):
(a)    Execution of the Financing Documents. Each of the Financing Documents shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.
(b)    Collateral Perfection Matters.
(i)    The security interests in and to the Collateral intended to be created under the Security Documents shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, are in full force and effect, and the necessary notices, consents, acknowledgments, filings, registrations, and recordings to preserve, protect, and perfect the security interests in the Collateral have been made immediately prior to the Closing Date such that the security interests granted in favor of the Collateral Agent for the benefit of the Secured Parties are filed, registered, and recorded and will constitute a first priority, perfected security interest in the Collateral free and clear of any Liens, other than Permitted Liens, and all related recordation, registration, and/or notarial fees of such Collateral have been paid to the extent required.
(ii)    The Administrative Agent and the Lenders shall have received appropriately completed UCC financing statements (Form UCC‑l), which have been duly authorized for filing by the appropriate Person, naming the Tellurian and the Loan Parties, as applicable, as debtors and Collateral Agent as secured party, in form appropriate for filing under each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral.
(iii)    The Administrative Agent and the Lenders shall have received copies of UCC, judgment lien, tax lien and litigation lien search reports listing all effective financing statements that name any Loan Party or Tellurian as debtor and that are filed in the jurisdictions in which the UCC-1 financing statements will be filed in respect of the Collateral, none of which shall cover the Collateral except to the extent evidencing Permitted Liens.
(iv)    The Administrative Agent and the Lenders shall have received appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be reasonably requested by Collateral Agent and necessary to perfect the security interests purported to be created by the Security Documents.
(v)    The Administrative Agent and the Lenders shall have received evidence that the Collateral Agent has received the certificates representing the shares of Capital Stock that are pledged pursuant to the Security Agreement and the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly Authorized Representative of the Borrower or Tellurian, as applicable.
(vi)    The Administrative Agent and the Lenders shall have received evidence that all other actions reasonably requested by Collateral Agent and necessary to perfect and protect the security interests purported to be created by the Security Documents entered into on or prior to the Closing Date have been taken immediately prior to the Closing Date.
(c)    Organizational Documents. The following documents, each certified by an Authorized Representative of the applicable Person as of the Closing Date, as indicated below:
(i)    copies of the Organizational Documents, together with any amendments thereto, of each Loan Party, of Tellurian, and of ProductionCo, and a certificate of good standing or its equivalent (if any) for the applicable jurisdiction of incorporation or formation for each such party (in each case such good standing certificate or its equivalent dated no more than 10 Business Days prior to the Closing Date);

(ii)    an Officer’s Certificate of each Loan Party and Tellurian, dated as of the Closing Date, certifying:
(A)    that attached to such certificate is a true and complete copy of the Organizational Documents referred in clause (i) above for such Person;
(B)    attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors, member(s), partner(s) or other authorized governing body of such Person, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;
(C)    that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred in clause (i) above for such Person has not been amended since the date of the certification furnished pursuant to clause (i) above;
(D)    as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Financing Documents to which such Person is or is intended to be a party (and each Lender may conclusively rely on such certificate until it receives notice in writing from such Person); and
(E)    as to the qualification of such Person to do business in each jurisdiction where its operations require qualification to do business; and
(iii)    an Officer’s Certificate of ProductionCo dated as of the Closing Date, certifying:
(A)    that attached to such certificate is a true and complete copy of the Organizational Documents referred in clause (i) above for ProductionCo;
(B)    that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred in clause (i) above for ProductionCo has not been amended since the date of the certification furnished pursuant to clause (i) above; and
(C)    as to the qualification of ProductionCo to do business in each jurisdiction where its operations require qualification to do business.
(d)    Authorizations. Except as could not reasonably be expected to have a Material Adverse Effect, all Authorizations required to: (i) have been duly obtained and validly issued; (ii) are in full force and effect and not subject to appeal; (iii) are issued to, assigned to, or otherwise assumed by, a Loan Party (or such Loan Party is entitled to the benefit thereof); (iv) are not subject to any current legal proceeding to which any Loan Party is a party; (v) are free from any unsatisfied condition; and (vi) there is no reason to believe that any such Authorization may be withdrawn, cancelled, varied, suspended or revoked.

(e)    Financial Model; Operating Budget. Delivery of: (i) a certified copy of the Operating Budget for the remainder of calendar year 2019; and (ii) the Financial Model, in each case, in form and substance satisfactory to the Required Lenders.
(f)    Regulatory Information. Each Lender and Agent shall have received all documentation and other written information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(g)    Representations and Warranties.
(i)    The representations and warranties of each of the Loan Parties and Tellurian set forth in the Financing Documents shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects) on and as of the Closing Date.
(ii)    The representations and warranties of ProductionCo set forth in the ProductionCo Credit Agreement shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects) on and as of the Closing Date; provided that if any such representation or warranty relates solely to an earlier date, then such representation or warranty shall be true and correct in all material respects as of such earlier date.
(h)    No Default or Event of Default; No Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing on, or shall result as a result of the transactions contemplated to occur on, the Closing Date. As of the Closing Date, no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing, or shall result as a result of the transactions contemplated to occur on the Closing Date.
(i)    Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01.
(j)    Officer’s Certificate. The Administrative Agent and the Lenders shall have received an Officer’s Certificate (the statements made in which certificate shall be true on and as of the Closing Date), in form and substance satisfactory to the Administrative Agent and the Lenders, from each Loan Party certifying as to the matters set forth in clauses (d), (g), (h), (p), and (q) of this Section 4.01.
(k)    Opinions of Counsel. The Administrative Agent and the Lenders shall have received written opinions (dated the Closing Date and addressed to the Administrative Agent, the Lenders, and the Collateral Agent) of Baker Botts L.L.P., counsel to the Loan Parties.
(l)    Fees and Expenses. The Borrower has arranged for payment on the Closing Date (including arrangement for payment out of the proceeds of Closing Date Loan to be made on the Closing Date in accordance with Section 5.13) of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents to the extent invoiced at least one (1) Business Day prior to the Closing Date.
(m)    Funds Flow Memorandum. The Administrative Agent and the Lenders shall have received the Funds Flow Memorandum, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.
(n)    Solvency Certificate. The Lenders shall have received a solvency certificate of the chief financial officer or president of Tellurian, demonstrating that, the Tellurian and the Borrower Group are, on a consolidated basis, and after giving effect to the incurrence of all Indebtedness, will be, Solvent.
(o)    Notes. Each Lender that has requested a Note or Notes, as applicable, prior to the Closing Date pursuant to Section 2.04(b) shall have received a duly executed Note or Notes, as applicable, dated the Closing Date, payable to such Lender in a principal amount equal to such Lender’s Closing Date Loan.
(p)    Litigation. As of the Closing Date, there shall be no pending or threatened (in writing) litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority: (a) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents; (b) purporting to affect the legality, validity or enforceability of any of the Transaction Documents; or (c) that affects the Project or any material part of the Site, which in any such case (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.
(q)    ProductionCo Loan Documents. The Administrative Agent and each Lender shall have received true, complete, and correct copies of each ProductionCo Loan Document (except for any fee letters subject to confidentiality provisions).
Section 4.02    Conditions to the Delayed Draw Closing Date. Each of the occurrence of the Delayed Draw Closing Date and the obligation of the Lenders to make the Delayed Draw Loan is subject to the receipt by the Administrative Agent and the Lenders (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):
(a)    Notes. Each Lender that has requested a Note or Notes, as applicable, prior to the Delayed Draw Closing Date pursuant to Section 2.04(b) shall have received a duly executed Note or Notes, as applicable, dated the Delayed Draw Closing Date, payable to such Lender in a principal amount equal to such Lender’s Delayed Draw Loan.
(b)    Representations and Warranties.
(i)    The representations and warranties of each of the Loan Parties and Tellurian set forth in the Financing Documents shall be true and correct in all material respects

(unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects) on and as of the Delayed Draw Closing Date.
(ii)    The representations and warranties of ProductionCo set forth in the ProductionCo Credit Agreement shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects) on and as of the Delayed Draw Closing Date; provided that if any such representation or warranty relates solely to an earlier date, then such representation or warranty shall be true and correct and correct in all material respects as of such earlier date.
(c)    No Default or Event of Default; No Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing on, or shall result as a result of the transactions contemplated to occur on, the Delayed Draw Closing Date. As of the Delayed Draw Closing Date, no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing, or shall result as a result of the transactions contemplated to occur on the Delayed Draw Closing Date.
(d)    Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01.
(e)    Total. Total Delaware Inc. or an Affiliate thereof (the “Total Investor”) shall have executed and delivered to the Borrower an equity capital contribution agreement, under which the Total Investor agrees to make an equity contribution to the Borrower of at least $500,000,000.
Article V
AFFIRMATIVE COVENANTS
Section 5.01    Corporate Existence; Etc. Tellurian and each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, at all times preserve and maintain in full force and effect: (a) its existence as a corporation, a limited liability company or a limited partnership, as applicable, in good standing under the laws of the jurisdiction of its organization; and (b) except as would not reasonably be expected to cause a Material Adverse Effect, its qualification to do business and its good standing in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary.
Section 5.02    Conduct of Business. Tellurian and each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, operate, maintain and preserve the Site, or cause the Site to be operated, maintained and preserved, in accordance: (a) in all material respects with the requirements of the Material Project Documents to which Tellurian or such Loan Party is a party; (b) in compliance with Applicable Laws and Authorizations by Governmental Authorities, except as would not reasonably be expected to cause a Material Adverse Effect; and (c) in compliance with the terms of its insurance policies. Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in an orderly and efficient manner in accordance with good business practices.
Section 5.03    Compliance with Laws and Obligations. Tellurian and each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, comply with: (a) applicable Environmental Laws and occupational health and safety regulations and all other Applicable Laws and Authorizations issued by Governmental Authorities, except as could not reasonably be expected to cause a Material Adverse Effect; (b) and perform its respective contractual obligations in all material respects, and take all reasonable and necessary action to enforce against other parties their respective contractual obligations in all material respects, under each Material Project Document to which it is a party; and (c) and not violate applicable Sanctions, Anti-Money Laundering Laws, the FCPA, or any other Anti-Corruption Laws, or undertake or cause to be undertaken any Anti-Corruption Prohibited Activity.
Section 5.04    Governmental Authorizations. Tellurian and each Loan Party shall, and shall cause each Subsidiary of a Loan Party to: (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect, all Authorizations (including all Authorizations required by Environmental Law) required by any Governmental Authority under any Applicable Law for the Project or the business and operations of such Loan Party or any of its Subsidiaries generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes; and (b) preserve and maintain all other Authorizations required by any Governmental Authority for the Project, in either case, in all material respects.
Section 5.05    Maintenance of Title. Tellurian and each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain: (a) good title to the material property owned by such Loan Party free and clear of Liens, other than Permitted Liens; (b) legal, valid, and subsisting leasehold interests to the material properties leased by such Loan Party, free and clear of Liens, other than Permitted Liens; and (c) legal and valid possessory rights to the material properties possessed and not otherwise held in fee or leased by such Loan Party.
Section 5.06    Insurance.
(a)    Tellurian and each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain insurance with insurance companies rated A- (or the then equivalent grade) or better, with a minimum size rating of VII (or the then equivalent grade) by A.M. Best Company (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if A.M. Best Company shall no longer publish its Best’s Credit Ratings or if Standard & Poor’s shall no longer publish its ratings for insurance companies, as the case may be), or other insurance companies of recognized responsibility satisfactory to the Required Lenders, against at least such risks and in at least such amounts as are customarily maintained by prudent similar businesses and as may be required by Applicable Law and as are required by the Material Project Documents and/or Security Documents. Tellurian and each Loan Party shall use commercially reasonable efforts to cause all such insurance to: (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof; (b) name the Collateral Agent, on behalf of the Lenders and the Agents, as an additional insured party thereunder; and (c) in respect of any such policy relating to the Collateral, in the case of each casualty insurance policy, name the Collateral Agent as lender’s loss payee. On the Closing Date and from time to time thereafter, each Loan Party shall deliver to the Administrative Agent, upon its reasonable request, information (in reasonable detail) documenting the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof, and the properties and risks covered thereby.
(b)    Each Loan Party shall, and shall cause its Subsidiaries to, maintain (or cause to be maintained) the insurance required to be maintained pursuant to the Material Project Documents in accordance with the terms of such Material Project Documents.
(c)    Tellurian and each Loan Party shall, and shall cause each Subsidiary of a Loan Party (other than ProductionCo and its Subsidiaries for so long as they are not required to be Guarantors hereunder) to, cause any Loss Proceeds of the insurance policies provided or obtained by or on behalf of the Loan Parties to be paid by the respective insurers directly to a Collateral Account maintained by the Borrower. If any Loss Proceeds that are required under the preceding sentence to be paid to such a Collateral Account are received by the Loan Parties or any other Person, such Loss Proceeds shall be segregated from other funds of the recipient and shall be forthwith paid into such a Collateral Account, in the same form as received (with any necessary endorsement). Any such amounts deposited in a Collateral Account shall be applied in accordance with the Financing Documents.
Section 5.07    Keeping of Books. Tellurian and each Loan Party shall maintain an accounting and control system, management information system, and books of account and other records, which together adequately reflect truly and fairly the financial condition of Tellurian or such Loan Party, as applicable, and the results of operations in accordance with GAAP and all Applicable Laws.
Section 5.08    Access to Records. Tellurian and each Loan Party shall permit: (a) officers and designated representatives of the Administrative Agent to visit and inspect the Site accompanied by officers or designated representatives of such Loan Party; and (b) officers and designated representatives of the Administrative Agent to examine and make copies of the books of record and accounts of such Loan Party (provided that such Loan Party shall have the right to be present) and discuss the affairs, finances, and accounts of such Loan Party with the chief financial officer, the chief operating officer, and the chief executive officer of such Loan Party (subject to reasonable requirements of safety and confidentiality imposed by Applicable Law), in each case, with at least three (3) Business Days advance notice to such Loan Party and during normal business hours of such Loan Party; provided that such Loan Party shall not be required to reimburse the Administrative Agent for more than one (1) inspection per year as long as no Event of Default has occurred.
Section 5.09    Payment of Taxes, Etc.
(a)    Tellurian and each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, pay and discharge, before the same shall become delinquent: (i) all material Taxes imposed upon it or upon its property to the extent required under Applicable Law or the Financing Documents or Material Project Documents to which such Loan Party is a party; and (ii) all material lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien of the type referenced in clause (a)(i) of the definition of Permitted Lien) upon its property; provided that such Loan Party shall not be required to pay or discharge any such Tax for so long as such Loan Party satisfies the Permitted Contest Conditions in relation to such Tax.
(b)    Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain its status as a “pass through” entity for federal and state income tax purposes at all times, and shall not make any elections or take other actions inconsistent with such status; provided, however, that each of Driftwood GP and Driftwood LP may elect to be treated as a corporation for U.S. federal income tax purposes if, on and after the effective date of such election, the electing entity would be a member of a consolidated group of which Tellurian is the common parent for U.S. federal income tax purposes, and such election would not result in materially adverse tax consequences to such entity, any Loan Party, or any Subsidiary of any Loan Party.
Section 5.10    Financial Statements; Other Reporting Requirements. The Borrower shall furnish to the Administrative Agent and the Lenders:
(a)    commencing with the first full month after the Closing Date, as soon as available and in any event within thirty (30) days after the end of each month, a monthly report, in the form of Exhibit I and showing in detail reasonably acceptable to the Required Lenders: (i) the actual cash inflows and cash outflows on a cash basis of Tellurian and each of its domestic Subsidiaries as of the end of such month, including reasonable line item detail on project revenues, operating expenses, and capital expenditures; and (ii) a comparison of such cash inflows and cash outflows on a cash basis to the then-current Operating Budget;
(b)    as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, commencing with the first full fiscal quarter after the Closing Date, quarterly unaudited consolidated financial statements of Tellurian, including the unaudited consolidated balance sheet of Tellurian as of the end of such quarterly period and the related unaudited statements of income, retained earnings, and cash flows of Tellurian for such quarterly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail;
(c)    as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, commencing with fiscal year ending on December 31, 2019, audited consolidated financial statements for such fiscal year for Tellurian, including therein the consolidated balance sheet of Tellurian as of the end of such fiscal year and the related statements of income, retained earnings, and cash flows of Tellurian for such year, and the respective directors’ and auditors’ reports, all in reasonable detail and accompanied by an audit opinion thereon by the Independent Auditor, which opinion shall state that said financial statements present fairly, in all material respects, the financial position of Tellurian at the end of, and for, such fiscal year in accordance with GAAP;
(d)    at the time of the delivery of the financial statements under clauses (b) and (c) above, a certificate of an Authorized Representative of the Borrower: (i) certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments; and (ii) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;
(e)    within thirty (30) days after each annual policy renewal date, a certificate of an Authorized Representative of the Borrower certifying that the insurance requirements of Section 5.06 have been implemented and are being complied with by the Loan Parties, and prior or within 10 days after the expiration of each policy required to be maintained pursuant to Section 5.06, certificates of insurance with respect to each renewal policy required to be in effect under this Agreement that has not previously been furnished to the Administrative Agent under this Agreement. If at any time requested by the Administrative Agent (acting reasonably), the Borrower shall deliver to the Administrative Agent a duplicate of any policy of insurance required to be in effect under this Agreement;
(f)    concurrently with delivery to the lenders or any agent under the ProductionCo Loan Documents, copies of any and all reports, notices, certificates, or other documents or information delivered to such lenders or agents under the ProductionCo Loan Documents, including, but not limited to, any and all reports, notices, certificates, or other documents or information delivered to such lenders or agents under Section 7.1 of the ProductionCo Credit Agreement; and
(g)    promptly after Administrative Agent’s request therefor, such other information regarding the business, assets, operations, or financial condition of the Loan Parties or ProductionCo as the Administrative Agent may reasonably request.
Section 5.11    Notices. The Borrower shall promptly (and in any event within 5 Business Days) upon an Authorized Representative of any Loan Party obtaining knowledge thereof, give written notice to the Administrative Agent of:
(a)    notice of the occurrence of any default under any of the Material Project Documents;
(b)    details of any change of Applicable Law that would reasonably be expected to have a material and adverse effect on the business or operations of any Loan Party;
(c)    any material notice or material communication given to or received: (i) from creditors of any Loan Party or ProductionCo generally; or (ii) in connection with any Material Project Document;
(d)    notice received by it with respect to the cancellation of, adverse change in, or default under, any insurance policy required to be maintained in accordance with Section 5.06;
(e)    the filing or commencement of any litigation, investigation, action, or proceeding of or before any court, arbitrator, or Governmental Authority against Tellurian, ProductionCo or any of its Subsidiaries, or any Loan Party, or affecting the Site or the Project, that, if adversely determined, could reasonably be expected to result in liability to Tellurian, ProductionCo or any of its Subsidiaries, or any Loan Party in an aggregate amount exceeding $500,000, or be materially adverse to the interests of Tellurian, the Loan Parties or ProductionCo;
(f)    the occurrence of a Default or an Event of Default;
(g)    any amendment of any Material Project Document, and true and complete copies of any Material Project Documents executed after the Closing Date;
(h)    any Environmental Claim by any Person against, or with respect to the activities of, ProductionCo, the Loan Parties, or the Project, and any alleged violation of or non-compliance with any Environmental Laws or any Authorizations required by Environmental Laws applicable to ProductionCo, any Loan Party, or the Project that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and
(i)    the occurrence of any ERISA Event, together with a written notice setting forth the nature thereof and the action, if any, that such Loan Party or ERISA Affiliate proposes to take with respect thereto.
Section 5.12    Lender Calls. Upon request by the Required Lenders in any calendar month, the Borrower shall arrange to have a telephonic conference call with the Lenders, which shall be coordinated with the Lenders during normal business hours upon reasonable prior notice to the Lenders, to discuss the status of the Loan Parties and their affairs, finances and accounts.
Section 5.13    Use of Proceeds.
(a)    The proceeds of the Loan shall be used solely: (a) for general corporate purposes (except to the extent otherwise prohibited herein); and (b) to pay fees, commissions, and expenses in connection with the transactions occurring under the Financing Documents.
(b)    The proceeds of the Loan will not be used in violation of Anti-Corruption Laws or applicable Sanctions.
Section 5.14    Security. The Loan Parties shall preserve and maintain the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate to: (a) maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the first priority thereof (subject to Permitted Liens that rank higher in priority as a matter of Applicable Law)); and (b) preserve and protect the Collateral and protect and enforce the Loan Parties’ rights and title, and the rights of the Collateral Agent and the other Secured Parties, to the Collateral, including the making or delivery of all filings and recordings, the payment of all fees and other charges, and the issuance of supplemental documentation.
Section 5.15    Further Assurances. The Loan Parties shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of any Agent, all such instruments and documents as are necessary or appropriate to carry out the intent and purpose of the Financing Documents (including filings, recordings, or registrations required to be filed in respect of any

Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, the Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents.
Section 5.16    [Reserved].
Section 5.17    Material Project Documents. Each Loan Party shall, and shall cause each of its Subsidiaries to: (a) duly and punctually perform and observe all of the material covenants and obligations contained in each Material Project Document to which it or any of its Subsidiaries is a party; (b) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Document or otherwise (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder); and (c) take all reasonable and necessary action to enforce against the relevant Material Project Party each material covenant or obligation of such Material Project Document, as applicable, in accordance with its terms.
Section 5.18    Collateral Accounts.
(a)    The Collateral Account Parties shall at all times maintain the Collateral Accounts in accordance with their applicable Account Control Agreements and the other Financing Documents. Tellurian and its domestic Subsidiaries shall ensure that each Collateral Account is at all times subject to an Account Control Agreement, and shall not maintain any securities accounts or deposit accounts other than: (a) the Collateral Accounts; and (b) Excluded Accounts; provided that Tellurian and its domestic Subsidiaries shall be permitted to open new securities accounts or deposit accounts so long as Tellurian or such Subsidiary enters into an Account Control Agreement within 15 days of opening such account (or such longer period agreed to by the Required Lenders).
(b)    At all times each Loan Party shall deposit and maintain, or cause to be deposited and maintained, all Project Revenues, insurance proceeds, and other amounts received into the Collateral Accounts, and request or make only such payments and transfers out of the Collateral Accounts as permitted by the Financing Documents.
(c)    The Loan Parties shall cause the aggregate amount of cash on deposit in the Collateral Accounts, as of the last day of each calendar month, to equal or exceed $30,000,000. Within five (5) Business Days following the last day of each calendar month, the Borrower shall deliver: (i) a certificate to the Administrative Agent in the form attached hereto as Exhibit G certifying that the Loan Parties are in compliance with the requirements of this Section 5.18(c); and (ii) in electronic format, the balance on deposit in each Collateral Account and each Excluded Account as of the last day of such calendar month.
(d)    (i) If Tellurian or any domestic Subsidiary of Tellurian (other than ProductionCo or its Subsidiaries) opens, or instructs any Person to open, any deposit account or securities account after the Closing Date, then the Borrower shall notify the Administrative Agent of the existence of such account, including the account number and the financial institution at which such account is held, within five (5) days thereafter.

(ii)    If ProductionCo or any of its Subsidiaries opens, or instructs any Person to open, any securities account or deposit account after the Closing Date, then the Borrower shall notify the Administrative Agent of the existence of such account, including the account number and the financial institution at which such account is held, on or prior to the date that the Borrower is required to deliver the next certificate pursuant to Section 5.18(c) after the date on which such account is opened.
(e)    If: (i) ProductionCo has satisfied in full all of its obligations under the ProductionCo Credit Agreement (other than contingent obligations that survive repayment in full of the Indebtedness under the ProductionCo Credit Agreement); and (ii) has not entered into a Permitted Refinancing of the ProductionCo Loan Documents contemporaneously therewith, then the Loan Parties shall not permit ProductionCo or any of its Subsidiaries to maintain any deposit accounts or securities accounts unless such deposit accounts or securities accounts are subject to a perfected, first-priority security interest of the Collateral Agent for the benefit of the Secured Parties.
Section 5.19    Intellectual Property. The Loan Parties shall own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the Project and their respective businesses, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.20    Budget and Updated Model. The Borrower shall, on the Closing Date, deliver to the Administrative Agent and the Lenders a draft of its proposed Operating Budget for the remaining 2019 calendar year and, not later than thirty (30) days prior to the beginning of each fiscal year following the Closing Date, the Borrower shall submit to the Lenders: (i) a draft of its proposed Operating Budget for the succeeding fiscal year; and (ii) a draft of its updated Financial Model on a quarterly basis over the next year and an annual basis thereafter, for a period ending no sooner than the Outside Date.
Section 5.21    [Reserved].
Section 5.22    ProductionCo as Guarantor. If: (a) ProductionCo has satisfied in full all of its obligations under the ProductionCo Credit Agreement (other than contingent obligations that survive repayment in full of the Indebtedness under the ProductionCo Credit Agreement); and (b) has not entered into a Permitted Refinancing of the ProductionCo Loan Documents contemporaneously therewith, then the Loan Parties shall cause ProductionCo and each of its Subsidiaries: (i) to become a Guarantor under this Agreement by executing a joinder hereto that is reasonably acceptable to the Administrative Agent and the Lenders; and (ii) to grant a perfected, first-priority security interest and Lien (subject to Permitted Liens) in all of their property and assets.
Section 5.23    Senior Obligations. Each Loan Party’s obligations under the Financing Documents shall at all times be direct and unconditional general obligations of such Loan Party and, on and after the Closing Date, rank, and will rank, senior in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of such Loan Party.
Section 5.24    NTP Deadline.
(a)    If the NTP Deadline has not been extended to at least the Outside Date by November 1, 2019, then Tellurian and TerminalCo shall use commercially reasonable efforts to negotiate with the counterparty to the Driftwood EPC Contract (Phase 1) to extend the NTP Deadline to at least the Outside Date.
(b)    If the Loan Parties or their Subsidiaries have not executed binding contractual arrangements for the sale of at least four million (4,000,000) tons per annum of the output of the Driftwood LNG Terminal by November 30, 2019, then Tellurian and each Loan Party shall, and shall cause each domestic Subsidiary of Tellurian (other than ProductionCo and its Subsidiaries) to, deliver to the Collateral Agent, no later than February 28, 2020 (as such date may be extended by the Required Lenders in their reasonable discretion):
(i)    an executed mortgage or deed of trust, in form and substance reasonably satisfactory to the Required Lenders, that perfects the Lien of the Collateral Agent in all of the real property and real property rights held by Tellurian, such Loan Party, or such Subsidiary (whether existing as of the Closing Date or acquired thereafter), in each case, as and to the extent that such real property and real property rights are material to the development, construction, or operation of the Driftwood LNG Terminal and related assets, as reasonably determined by the Required Lenders in consultation with the Borrower;
(ii)    one or more ALTA mortgagee policies of title insurance in respect of the interests of such Loan Party in and to such real property, in each case together with such endorsements as are reasonably required by the Administrative Agent (such policies and endorsements being hereinafter referred to collectively as the “Title Policy”), in an amount reasonably acceptable to the Required Lenders, issued by a nationally recognized title insurer and in form and substance, in each case, reasonably satisfactory to the Required Lenders, and insuring the Collateral Agent that with respect to the real property interests for which the Title Policy is obtained:
(A)    the applicable Loan Party has valid fee title or right to control, occupy and use of such real property, free and clear of Liens, encumbrances or other exceptions to title except Permitted Liens; and
(B)    the mortgage or deed of trust relating to such real property constitutes a valid, first priority Lien on the real property interests of the applicable Loan Party, free and clear of all Liens, encumbrances and exceptions to title whatsoever, other than Permitted Liens;
(iii)    a recent survey of such real property (including all easements and related rights of way burdening or affecting such real property) whether owned or leased, certified to the Collateral Agent by a licensed surveyor, in form reasonably satisfactory to it, and conforming to the standard of the applicable state surveyors association; and

(iv)    a Consent to Assignment with respect to any agreement or instrument that grants Tellurian, any Loan Party, or any domestic Subsidiary of Tellurian any real property rights that are material to the development, construction, or operation of the Driftwood LNG Terminal, as reasonably determined by the Required Lenders in consultation with the Borrower, which Consent to Assignment must be executed by Tellurian or its Subsidiary, as applicable, and the Person granting such real property rights.
Section 5.25    Post-Closing Covenants. The Borrower shall deliver, or cause to be delivered, the documents, or take, or cause to be taken, the actions, in each case specified in this Section 5.25 as and when required and, where applicable, by the dates set forth in this Section 5.25, as such dates may be extended by the Required Lenders. All representations and warranties contained in this Agreement and the other Financing Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in this Section 5.25 within the time periods specified thereon), and, to the extent any provision of this Agreement or any other Financing Document would be violated or breached (or any non-compliance with any such provision would result in a Default or Event of Default hereunder) as a result of any such extended deadline, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 5.25.
(a)    Control Agreements. Within forty-five (45) days after the Closing Date (and within thirty (30) days after the Closing Date with respect to any Collateral Account that has, as of the Closing Date, or had at any time during the thirty (30) day period prior to the Closing Date, a balance of at least $30,000,000), the Administrative Agent shall have received executed Account Control Agreements with respect to each Collateral Account.
(b)    Certificated Capital Stock. Within forty-five (45) days after the Closing Date, Tellurian and the Loan Parties: (i) shall cause the Organizational Documents of ProductionCo, Tellurian Investments, and each Loan Party to be amended, in form and substance reasonably satisfactory to the Required Lenders, to cause the Capital Stock of such Persons to be treated as securities for purposes of Article 8 of the UCC; and (ii) shall deliver to the Collateral Agent: (A) certificates evidencing the Capital Stock of such Persons; (B) transfer powers with respect to such certificates, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, in blank or in favor of the Collateral Agent; and (C) a legal opinion from Baker Botts L.L.P., in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, addressing matters relating to the perfection of the Collateral Agent’s Lien on such Capital Stock.
(c)    ProductionCo Debt Purchase Option. Tellurian and the Loan Parties shall use commercially reasonable best efforts to obtain, within sixty (60) days after the Closing Date, an agreement from the lenders and agents under the ProductionCo Credit Agreement, in form and substance reasonably acceptable to the Lenders, that:
(i)    gives the Lenders the option to purchase the loans under the ProductionCo Credit Agreement at par (plus accrued and unpaid interest and all applicable fees (including prepayment fees)) if an “Event of Default” under and as defined in the ProductionCo Credit Agreement has occurred and is continuing; and

(ii)    requires the lenders or agents under the ProductionCo Credit Agreement to give the Lenders notice thereof and a reasonable opportunity to purchase such loans in accordance with clause (i) before exercising any remedies, or agreeing to any amendments or waivers of obligations under the ProductionCo Loan Documents, in connection with such “Event of Default”.
(d)    Consent to Assignment. Each Loan Party shall, with respect to any Material Project Document to which it is a party (other than the JDEC Settlement Agreement), use commercially reasonable efforts to enter into a Consent to Assignment, within thirty (30) days after the Closing Date, that is substantially on the terms and provisions set forth in Exhibit D, with the Material Project Party for such Material Project Document and the Collateral Agent, or upon such other terms and provisions as are reasonably satisfactory to the Required Lenders.
Article VI
NEGATIVE COVENANTS
Section 6.01    [Reserved].
Section 6.02    Indebtedness. Neither Tellurian nor any Loan Party shall, nor shall they permit any Subsidiary of a Loan Party to, create, incur, assume or suffer to exist any Indebtedness, other than (without duplication) (each of the following, “Permitted Indebtedness”):
(a)    Indebtedness incurred under the Financing Documents;
(b)    Capital Lease Obligations existing on the date hereof and listed on Schedule 3.22(b);
(c)    Capital Lease Obligations or purchase money obligations to the extent incurred in the ordinary course of business (and Indebtedness incurred to finance any such obligations); provided that the aggregate principal amount and the capitalized portion of such leases or purchase money obligations do not at any one time exceed $500,000 in the aggregate, and any such obligation’s collateral is limited to solely the equipment being financed therewith;
(d)    any obligations of Tellurian or any Loan Party under a lease of personal property, but only to the extent that neither Tellurian nor any Loan Party, as the lessee thereunder, is obligated to make any rental payment to the lessor thereunder until after Tellurian or a Loan Party makes a positive final investment decision with respect to the Phase 1 of the Project;
(e)    current accounts payable arising, interest thereon, regulatory bonds and accrued expenses incurred, in the ordinary course of business;
(f)    obligations to pay rent under a lease other than a capital lease (to the extent constituting Indebtedness) that do not require payments by Borrower Group Members in any calendar year in excess of $1,500,000;

(g)    intercompany Indebtedness between the Loan Parties; provided that all such Indebtedness shall be fully subordinated in priority and payment to the Obligations on terms that are reasonably acceptable to the Required Lenders;
(h)    Indebtedness arising in connection with endorsements of instruments for deposit in the ordinary course of business;
(i)    Indebtedness of ProductionCo: (i) under the ProductionCo Loan Documents; provided that the principal amount of such Indebtedness shall at no time exceed $60,000,000, unless and until ProductionCo has achieved an aggregate production volume at or above the initial forecast for the initial 30 unconstrained days, as set forth in Schedule 6.02(h), following flowback operations on its first three (3) operated wells financed under the ProductionCo Credit Agreement, after which time the principal amount of such Indebtedness shall not exceed $100,000,000; (ii) that is permitted by the ProductionCo Loan Documents (but only for so long as there is outstanding obligations (other than contingent obligations) of ProductionCo under the ProductionCo Loan Documents); or (iii) that constitutes a Permitted Refinancing of the ProductionCo Loan Documents; provided that the principal amount of any such Permitted Refinancing, or any subsequent Permitted Refinancing, shall at no time exceed $60,000,000, unless and until ProductionCo has achieved an aggregate production volume at or above the initial forecast for the initial 30 unconstrained days, as set forth in Schedule 6.02(h), following flowback operations on its first three (3) operated wells financed under the ProductionCo Credit Agreement after which time the principal amount of such Permitted Refinancing, or any subsequent Permitted Refinancing, shall not exceed $100,000,000;
(j)    in respect of the financing of insurance premiums payable within one year incurred in the ordinary course of business;
(k)    other Indebtedness that does not constitute debt for borrowed money not to exceed $500,000 in the aggregate at any time outstanding;
(l)    Indebtedness associated with bonds or other surety obligations required by Governmental Authorities in connection with the operation of the business of Loan Parties in the ordinary course of business;
(m)    Guarantees by a Loan Party of Indebtedness of another Loan Party that is otherwise permitted to be incurred under this Section 6.01;
(n)    obligations in respect of rights-of-way, easements and servitudes;
(o)    intercompany Indebtedness owed to any Collateral Account Party; provided that all such Indebtedness shall be fully subordinated in priority and payment to the Obligations on terms that are reasonably acceptable to the Required Lenders;
(p)    Indebtedness with respect to letters of credit issued by a U.S. commercial bank, with stated values not to exceed $12,000,000 in the aggregate at any time, in connection with the exercise of lease options for the Project by Driftwood LNG LLC;

(q)    Indebtedness in respect of the Bollinger Calcasieu, L.L.C. Mortgage; and
(r)    Indebtedness with respect to land lease option conversions listed on Schedule 6.02(r) and leases resulting from the exercise of such options.
provided, however, that for the avoidance of doubt, the receipt by Driftwood GP, Driftwood LP, or Intermediate HoldCo of any commitments (whether binding or not) to invest in Driftwood GP, Driftwood LP, or Intermediate HoldCo in exchange for the Capital Stock of Driftwood GP, Driftwood LP, or Intermediate HoldCo shall not constitute Indebtedness so long as no Capital Stock of Driftwood GP, Driftwood LP, or Intermediate HoldCo is actually issued in connection with such commitments.
Section 6.03    Liens, Etc.
(a)    No Loan Party shall, or shall permit any Subsidiary of a Loan Party to, create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.
(b)    Tellurian shall not create, incur, assume, or suffer to exist any Lien on the Capital Stock of Driftwood GP or Driftwood LP, other than the Lien of the Collateral Agent for the benefit of the Secured Parties.
Section 6.04    Investments, Advances, Loans. Neither Tellurian nor any Loan Party shall, nor shall they permit any domestic Subsidiary of Tellurian to, make any advance, loan, or extension of credit to, or make any acquisition of or Investment in (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise), or purchase any stock, bonds, notes, debentures, or other securities of, any Person, other than:
(a)    a Loan Party;
(b)    for so long as ProductionCo is not required to be a Guarantor hereunder, ProductionCo; provided that the outstanding principal amount of any Investments in ProductionCo shall not exceed: (A) $15,000,000 (including from proceeds of the Loan) during the period from the Closing Date to the first anniversary of the Closing Date; and (B) if the Maturity Date is extended in accordance with Section 2.04, $15,000,000 (including from proceeds of the Loan) during the period from the first anniversary of the Closing Date to the applicable Maturity Date;
(c)    Permitted Investments;
(d)    with respect to Tellurian or any Subsidiary of Tellurian that is not a Borrower Group Member, Investments in Subsidiaries that are not Loan Parties: (i) to the extent necessary to fund the general and administrative expenses of such Subsidiaries; or (ii) for deposit into an Excluded Account, to the extent permitted hereunder;

(e)    to the extent required under the Horsehill Agreement, authorization for expenditure costs with respect to the Horsehill well owned by Magellan Petroleum (UK) Limited in an amount not to exceed $6,000,000 in the aggregate;
(f)    other Investments in any Subsidiary of Tellurian, but only to the extent made with proceeds from the issuance of the Capital Stock of Tellurian; or
(g)    other Investments in any Subsidiary of Tellurian, but only to the extent made with proceeds from: (i) the sale of the Horsehill well owned by Magellan Petroleum (UK) Limited; or (ii) the sale of the Capital Stock of a Foreign Subsidiary that owns, directly or indirectly, the Horsehill well.
Section 6.05    Principal Place of Business; Business Activities.
(a)    Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain its principal place of business in the State of Texas or the State of Louisiana, and no Loan Party shall, or shall permit any Subsidiary of a Loan Party to, maintain any place of business outside of the State of Texas or the State of Louisiana unless it has given at least 30 days’ prior notice thereof to the Administrative Agent and the Collateral Agent, and Tellurian and each Loan Party has taken all steps then required pursuant to the Pledge Agreement and the Security Agreement to ensure the maintenance and perfection of the security interests created or purported to be created thereby. Each Loan Party shall maintain at its principal place of business originals or copies of its principal books and records.
(b)    No Loan Party shall, or shall permit any Subsidiary of a Loan Party to, at any time, conduct any activities other than those activities: (i) related to the development and financing of the Project; (ii) required by, or contemplated under, the Material Project Documents; and (iii) any activities incidental to the foregoing.
Section 6.06    Restricted Payments.
(a)    No Loan Party shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than: (i) Restricted Payments to another Loan Party; (ii) Restricted Payments (in the form of cash only) to Tellurian; and (iii) Restricted Payments to the extent permitted under Section 6.10; provided, however, that for the avoidance of doubt, the receipt by Driftwood GP, Driftwood LP, or Intermediate HoldCo of any commitments (whether binding or not) to invest in Driftwood GP, Driftwood LP, or Intermediate HoldCo in exchange for the Capital Stock of Driftwood GP, Driftwood LP, or Intermediate HoldCo shall not constitute a Restricted Payment so long as no Capital Stock of Driftwood GP, Driftwood LP, or Intermediate HoldCo is actually issued in connection with such commitments.
(b)    Tellurian shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than: (i) Permitted Restricted Payments; and (ii) Restricted Payments to the extent permitted under Section 6.10.

Section 6.07    Fundamental Changes; Asset Dispositions and Acquisitions. No Loan Party shall, or shall permit any Subsidiary of any Loan Party to:
(a)    in one transaction or a series of transactions: (i) merge into or consolidate with any other Person, other than another Loan Party; provided that if such merger or consolidation includes the Borrower, then the Borrower must be the surviving entity; or (ii) acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person, or sell, transfer, or otherwise dispose of all or substantially all of its assets to any other Person, in each case, other than a Loan Party or as otherwise permitted by clause (e)(v) below;
(b)    with respect to the Loan Parties or any grantor under a Security Document, change its legal form, liquidate or dissolve; provided that the Borrower may change its legal form from a Delaware limited liability company to a Delaware corporation, partnership, or limited partnership, but only if the Borrower: (x) gives the Administrative Agent and the Collateral Agent at least thirty (30) days’ prior written notice of such change; and (y) at least five (5) days before such change takes effect, delivers to the Administrative Agent and Collateral Agent all documentation that is necessary or requested by the Administrative Agent or the Collateral Agent to perfect the Collateral Agent’s security interest in the Collateral as of and after the occurrence of such change;
(c)    subject to the proviso in clause (b) above, make or agree to make any amendment to its Organizational Documents to the extent that such amendment could reasonably be expected to be materially adverse to the interests of the Agents or the Lenders;
(d)    with respect to any Loan Party, purchase, acquire or lease any assets other than: (i) the purchase or lease of assets that are required under the Material Project Documents to which it is a party, (ii) the purchase or lease of assets that are reasonably required in connection with the Restoration of the Project, (iii) any capital expenditures or other investments in assets necessary or useful for the business of the Project, (iv) purchases, leases or other acquisitions of assets in the ordinary course of business of the Loan Parties that relate to the development of the Project, (v) purchases, leases or other acquisitions of assets obtained pursuant to capital contributions; and (vi) additional purchases, leases of assets or other capital expenditures not to exceed $1,000,000 in the aggregate prior to the Maturity Date, with such amount being permitted in each successive period in which the Maturity Date is extended in accordance with Section 2.04; or
(e)    with respect to Tellurian and each Borrower Group Member, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its property in excess of $1,500,000 per year in the aggregate, other than:
(i)    sales or other Dispositions of obsolete, worn out or defective equipment, or other equipment no longer used or useful to the Project; provided that if the aggregate fair market value of all such Dispositions exceeds $1,500,000 in any fiscal year, the Administrative Agent and the Collateral Agent shall have received a certificate of an Authorized Representative of the Borrower certifying that such assets are worn out, defective or no longer used or useful in the Project prior to the consummation of any such Disposition;

(ii)    Dispositions resulting from any taking or condemnation of any property of the Borrower or any Subsidiary thereof by any Governmental Authority, or any assets subject to a casualty;
(iii)    Dispositions of assets between Loan Parties;
(iv)    Restricted Payments permitted under Section 6.06;
(v)    the Disposition of the Capital Stock of ProductionCo to Tellurian or any Subsidiary thereof; provided, that simultaneously with such disposition, the Capital Stock of ProductionCo shall be pledged by the Person acquiring such Capital Stock to the Collateral Agent to secure the Obligations, with such Capital Stock retaining its status as Collateral hereunder;
(vi)    the Disposition of the Capital Stock of Magellan Petroleum Australia Pty Ltd or any of its Subsidiaries;
(vii)    the Disposition of the Capital Stock of Magellan Petroleum (UK) Investment Holdings Limited or any of its Subsidiaries; or
(f)    with respect to ProductionCo only (and only for so long as ProductionCo and its Subsidiaries are not required to be Guarantors hereunder), allow ProductionCo to convey, sell, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any part of its property except as and to the extent permitted under the ProductionCo Loan Documents.
Section 6.08    Accounting Changes. Neither Tellurian nor any Loan Party shall change its fiscal year.
Section 6.09    Amendment or Termination of Material Project Documents; Other Restrictions on Material Project Documents. No Loan Party shall, or shall permit any Subsidiary of a Loan Party to:
(a)    without the prior written consent of the Administrative Agent (acting upon the direction of the Required Lenders), directly or indirectly amend, modify, supplement or grant a consent, approval or waiver under, or permit or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of any Material Project Document, except any amendment, modification, supplement, consent, approval or waiver of such Material Project Document which could not reasonably be expected to be materially adverse to the Lenders; provided that any change orders in respect of the Driftwood EPC Contract (Phase 1), Driftwood EPC Contract (Phase 2), Driftwood EPC Contract (Phase 3), or Driftwood EPC Contract (Phase 4) that do not cause the costs under such contracts to increase by more than 10% in the aggregate above the costs under such contracts as of the most recent price refresh on April 30, 2019 shall not be deemed to be materially adverse to the Lenders; provided, further, that any change orders in excess of such amount shall require the prior the prior written consent of the Administrative Agent (acting upon the direction of the Required Lenders and which shall not be unreasonably withheld, conditioned or delayed);

(b)    directly or indirectly transfer, terminate, cancel, or permit or consent to the transfer, termination or cancellation of, any Material Project Document (including by exercising any contractual option to terminate, or failing to exercise any contractual option to extend);
(c)    enter into a Material Project Document, unless: (i) such Material Project Document could not reasonably be expected to be materially adverse to the Borrower Group or the Lenders; and (ii) in connection therewith, Tellurian or such Loan Party shall use commercially reasonable efforts to enter into a Consent to Assignment within thirty (30) days of entering into the relevant Material Project Document substantially on the terms and provisions set forth in Exhibit D with the relevant Material Project Party and the Collateral Agent, or upon such other terms and provisions as are reasonably satisfactory to the Administrative Agent; provided that neither ProductionCo nor any of its Subsidiaries shall be required to deliver any such Consent to Assignment if ProductionCo or any such Subsidiary is not required to be a Guarantor hereunder; provided, further, that the use of commercially reasonable efforts to enter into a Consent to Assignment with respect to a land lease option or any leases resulting from the exercise of a land lease option shall only be required to the extent a mortgage has been delivered (or has been required to have been delivered) pursuant to Section 5.24;
(d)    for so long as ProductionCo and its Subsidiaries are not required to be Guarantors hereunder, permit ProductionCo to amend, alter, or change in any material respect, or terminate or permit the termination of:
(i)    any Material Contract (as defined in the ProductionCo Credit Agreement), or the Affiliate Production Sale Agreement (as defined in the ProductionCo Credit Agreement) (other than confirmations with respect thereto), in each case without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned, or delayed; or
(ii)    any ProductionCo Loan Document without the prior written consent of the Required Lenders; it being understood that: (A) any changes to Sections 2.5, 2.6, or 2.7 of the ProductionCo Credit Agreement, or the definition of “Applicable Margin” or “Debt” under the ProductionCo Credit Agreement, shall be material; and (B) any changes to Articles 8, 9, or 10 of the ProductionCo Credit Agreement shall only be deemed to be material if such changes are materially adverse to the Lenders; provided that the Borrower shall promptly notify the Administrative Agent of any changes to Articles 8, 9, or 10 of the ProductionCo Credit Agreement.
If applicable, the Required Lenders and the Administrative Agent shall use good faith efforts to respond to each request pursuant to this Section 6.09 as soon as practicable.

Section 6.10    Transactions with Affiliates. No Loan Party shall, directly or indirectly, enter into any transaction or series of related transactions with an Affiliate of such Loan Party, except for: (a) transactions set forth on Schedule 3.24 hereto; and (b) transactions in the ordinary course of such Loan Party’s (and such Affiliate’s) business and upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in comparable arm’s-length transactions with a Person acting in good faith which is not an Affiliate.
Section 6.11    Collateral Accounts.
(a)    Neither Tellurian nor any Loan Party shall, nor shall they permit any domestic Subsidiary of Tellurian to, open, or instruct any Person to open, any deposit account or securities accounts other than the Collateral Accounts and Excluded Accounts.
(b)    Except with respect to Excluded Accounts, neither Tellurian nor any Loan Party shall, nor shall they permit any domestic Subsidiary of Tellurian to, maintain any deposit account or securities account unless such deposit account or securities account is subject to an Account Control Agreement.
(c)    Neither Tellurian nor any Loan Party shall, nor shall they permit any Subsidiary of Tellurian to, permit: (i) the amounts on deposit in any deposit accounts or securities accounts owned or held by Tellurian LNG UK Ltd. or Tellurian LNG Singapore Pte. Ltd. to at any time exceed $2,500,000 in the aggregate; (ii) the amounts on deposit in BofA LC Cash Collateral Accounts to at any time exceed $250,000 in the aggregate; (iii) the amounts on deposit in BofA CC Cash Collateral Accounts to exceed $125,000 in the aggregate; (iv) the amounts on deposit in any deposit accounts or securities accounts owned or held by Magellan Petroleum Offshore Pty Ltd to at any time exceed $100,000 in the aggregate; or (v) amounts on deposit in an Excluded Account to be used for any purpose other than the purposes expressly set forth in the definition of “Excluded Accounts”.
(d)    Unless such account is designated as an Excluded Account on Schedule 3.25 as of the Closing Date or is a newly opened account of a Foreign Subsidiary, no deposit account or securities account (whether an existing account or a newly opened account) shall be, or may be designated as, an Excluded Account without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld, delayed, or conditioned.
Section 6.12    Guarantees. No Loan Party shall assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any other Person except as otherwise permitted under the terms of the Financing Documents.
Section 6.13    Hazardous Materials. Neither Tellurian nor any Loan Party shall cause any Releases of Hazardous Materials at, on, or under the Site except to the extent such Release is otherwise in compliance with all Applicable Laws and all applicable insurance policies that the Loan Parties are required to maintain under the Financing Documents, except as would not reasonably be expected to cause a Material Adverse Effect.

Section 6.14    No Speculative Transactions. No Loan Party shall enter into any Swap Agreement, foreign currency trading, or other speculative transactions, except for any Swap Agreement or foreign currency trading entered into for non-speculative transactions.
Section 6.15    Purchase of Capital Stock. Each Loan Party shall not, nor shall it permit any party to, purchase, redeem, or otherwise acquire any of such Loan Party’s issued Capital Stock or otherwise reduce its Capital Stock.
Article VII
EVENTS OF DEFAULT
Section 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan (including any Accrued Interest that has been added to principal) when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.05(b), at a date fixed for prepayment thereof, or otherwise; or
(b)    the Borrower shall fail to pay, when the same shall be due and payable, (i) any interest on any Loan and such failure is not cured within five (5) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section 7.01) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
(c)    any representation or warranty made by or deemed made by any Loan Party in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Secured Party by or on behalf of such Loan Party in accordance with the terms hereof or thereof or any representation or warranty made by Tellurian in the Pledge Agreement, shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished; or
(d)    any Loan Party shall fail to observe or perform any covenant or agreement, as applicable, contained in:
(i)    Sections 5.01 (as to existence), 5.11(f), 5.13, 5.18(c) (with respect to the first sentence only), or Article VI; or
(ii)    Sections 5.10(a), 5.10(b) or 5.10(c) and such failure has continued unremedied for a period of ten (10) Business Days;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clause (a), (b), (c) or (d) of this Section 7.01), and in each case such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which the

Administrative Agent has given the Borrower written notice of such failure or (ii) the date on which any Authorized Representative of the Borrower acquires actual knowledge of such failure;
(f)    Tellurian, Driftwood GP, or Driftwood LP shall fail to observe or perform any material covenant, condition or agreement contained in a Loan Document to which it is a party;
(g)    a Bankruptcy occurs with respect to Tellurian or any Loan Party;
(h)    one or more final non-appealable judgments or orders for the payment of money are entered against the Loan Parties in an amount exceeding $2,500,000, or against Tellurian in an amount exceeding $10,000,000, individually or in the aggregate (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment), and any such judgment remains unsatisfied without any procurement of a stay of execution for a period of thirty (30) days or more after the date of entry of judgment;
(i)    (i) any Security Document: (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or the enforceability thereof shall be challenged in writing by Tellurian or any Loan Party; (B) ceases to provide (to the extent permitted by law and to the extent required by the Financing Documents) a first priority (except for any Permitted Liens that ranks pari passu or higher in priority by statute or law) perfected Lien on a material portion of the assets purported to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens); or (C) becomes unlawful or is declared void; or (ii) any Financing Document: (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)); or (B) becomes unlawful or is declared void; or
(j)    an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(k)    a Change of Control has occurred;
(l)    (i) any Material Project Document (or the Consent to Assignment related thereto) shall at any time for any reason cease to be valid and binding and in full force and effect (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)); (ii) any material provision of any Material Project Document is declared null and void by a court of competent jurisdiction; or (iii) any Material Project Party repudiates in writing or denies in writing further liability or obligation under any Material Project Document except upon fulfillment of all of its obligations thereunder; provided that any such event with respect to a Material Project Document herein shall not be an Event of Default if the applicable Person has, within 180 days after the occurrence of such relevant circumstance, entered into a Replacement Project Document with respect thereto or has received a termination payment that has been offered to prepay the Loan in accordance with Section 2.05(b)(i) in an amount acceptable to the Required Lenders (in their sole discretion);

(m)    any Authorization by a Governmental Authority necessary for the execution, delivery and performance of any obligation under the Transaction Documents is terminated or ceases to be in full force or is not obtained, maintained, or complied with, unless such failure: (i) could not reasonably be expected to result in a Material Adverse Effect during the cure period under the following clause (ii); and (ii) is remedied within ninety (90) days;
(n)    an uninsured Event of Loss or a Condemnation, in each case with respect to a material portion of the Site, shall occur;
(o)    an Event of Abandonment shall occur;
(p)    any material breach of the NCS Warrant Agreement shall have occurred and be continuing;
(q)    an “Event of Default” (as defined in the ProductionCo Credit Agreement):
(i)     under Sections 10.1(a), 10.1(b)(i) (but only with respect to breaches of Section 7.2 of the ProductionCo Credit Agreement), 10.1(b)(ii), 10.1(e), 10.1(f), 10.1(g), 10.1(k), 10.1(n), or 10.1(o) of the ProductionCo Credit Agreement shall have occurred and be continuing; or
(ii)    under Section 10.1(b)(i) (but only with respect to breaches of Articles 8 and 9 of the ProductionCo Credit Agreement) shall have occurred and, within forty-five (45) days after the occurrence thereof, the lenders under the ProductionCo Credit Agreement shall not have: (A) waived such “Event of “Default”; or (B) entered into a forbearance or similar agreement with ProductionCo under which such lenders have agreed to delay exercising remedies in connection with such “Event of Default”; provided that such “Event of Default” shall constitute an Event of Default hereunder when such lenders are no longer obligated to forego exercising remedies in connection with such “Event of Default” under such forbearance or similar agreement; or
(r)    the maturity of any Indebtedness under the ProductionCo Credit Agreement shall have been accelerated, or any such Indebtedness shall have been required to be prepaid, repurchased, defeased, or redeemed prior to the stated maturity thereof, or any cash collateral in respect thereof to be demanded;
then, and in every such event (other than an event with respect to a Loan Party or Tellurian described in clause (g) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Loan and all other amounts due under the Financing Documents (including any applicable Final Payment Fee) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder or under the Financing Documents (including any applicable Final Payment Fee), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to a Loan Party or Tellurian described in clause (g) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the Financing Documents (including the Prepayment Premium), shall automatically become due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clauses (i) and (ii) above, each Secured Party shall be, subject to the terms of the Security Documents, entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Financing Documents to which it is a party or any Applicable Law.
Article VIII
THE AGENTS
Section 8.01    Appointment and Authorization of the Agents.
(a)    Each of the Lenders hereby irrevocably appoints each Agent to act on its behalf as its agent hereunder and under the other Financing Documents and authorizes each Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent, by executing this Agreement, hereby accepts such appointment. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.
(b)    Each Agent is hereby authorized to execute, deliver and perform each of the Financing Documents to which such Agent is intended to be a party. Each Agent hereby agrees, and each Lender hereby authorizes such Agent, to enter into the amendments and other modifications of the Security Documents (subject to Section 10.02(b)).
Section 8.02    Rights as a Lender. Each Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
Section 8.03    Duties of Agent; Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, no Agent: (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Financing Documents with reference to either Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any Applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties; (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise in writing by the Required Lenders; provided that no Agent shall be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose such Agent to liability, or that is contrary to any Financing Document or Applicable Law, including, for the avoidance of doubt, refraining from any action that, in its reasonable opinion or the reasonable opinion of its counsel, may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification, or termination of property in violation of any debtor relief law; and (c) shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the written consent or at the written request or direction of the Required Lenders or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. No Agent shall be deemed to have knowledge of any Default or Event of Default, or have any duty to act upon any Default or Event of Default (including sending any notice relating thereto), unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document, or any other agreement, instrument, or document, or the creation, perfection, or priority of any Lien purported to be created by the Security Documents; or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent shall: (A) be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Financing Document; (B) be required to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein; or (C) incur any liability for not performing any act or fulfilling any duty, obligation, or responsibility hereunder or under any other Financing Document by reason of any occurrence beyond the control of, and that is not the result of the negligence or willful misconduct of, such Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).
Each Agent shall be fully justified in failing or refusing to take any action that is not required by, or explicitly approved by the Lenders under, any Financing Document, unless such Agent first receives a written direction of the Required Lenders and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing

Document in accordance with a written direction of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. For the avoidance of doubt, whenever reference is made in this Agreement or any other Financing Document to any action by, consent, designation, specification, requirement or approval of, notice, request, or other communication from, or other discretion given or action to be undertaken or to be (or not to be) suffered or omitted by an Agent, or to any amendment, waiver, or other modification of this Agreement to be executed (or not to be executed) by an Agent, or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, approval, or other exercise of discretion by an Agent, it is understood that in all cases (other than with respect to the discretion provided to the Agent in Section 10.04(b)(v)), such Agent shall be acting, giving, withholding, suffering, omitting, making, or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed in writing by the Required Lenders or otherwise in accordance with this Agreement and the other Financing Documents. This provision is intended solely for the benefit of the Agents and their respective permitted successors and assigns and is not intended to, and will not, entitle the other parties hereto to any defense, claim, or counterclaims under or in relation to any Financing Document, or confer any rights or benefits on any other party hereto.
Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document (other than the Agent Fee Letter) and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.
Section 8.04    Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05    Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Sections 10.03(a), (b), and (c) shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as well as activities as each Agent.
Section 8.06    Withholding of Taxes by the Administrative Agent; Indemnification. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Taxes ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Taxes or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Person (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Person’s failure to comply with the provisions of Section 10.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Person, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.06.
Section 8.07    Resignation of Agent. Each Agent may resign at any time upon thirty days’ notice by notifying the Lenders and the Borrower, and any Agent may be removed at any time by the Required Lenders (with a prior written notice to the Borrower). Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or after the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint, or petition a court to appoint, a successor Agent, which shall be a Lender with an office in New York, New York, an Affiliate of a Lender or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall, subject to the final sentence of this Section 8.07, succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.08    Non-Reliance on Agent or Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.09    No Other Duties; Etc. The parties agree that neither the Administrative Agent nor the Collateral Agent shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Financing Documents and that none of the Agents shall have any obligations, liabilities or responsibilities except for those expressly set forth herein and in the other Financing Documents. The Collateral Agent shall have all of the rights (including indemnification rights), powers, benefits, privileges, exculpations, protections and immunities granted to the Collateral Agent under the other Financing Documents, all of which are incorporated herein mutatis mutandis.
Article IX
GUARANTY
Section 9.01    Guaranty.
(a)    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees the full and punctual payment and performance (whether at stated maturity, upon acceleration or otherwise) of all Guaranteed Obligations, in each case as primary obligor and not merely as surety and with respect to all such Guaranteed Obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guaranty of payment and not merely of collection.
(b)    All payments made by any Guarantor under this Article IX shall be payable in the manner required for payments by the Borrower hereunder, including: (i) the obligation to make all such payments in Dollars, free and clear of, and without deduction for, any Taxes (other than Excluded Taxes); (ii) the obligation to pay interest at the Post-Default Rate; and (iii) the obligation to pay all amounts due under the Loan in Dollars.
(c)    Any term or provision of this guaranty to the contrary notwithstanding the aggregate maximum amount of the Guaranteed Obligations for which such Guarantor shall be liable under this guaranty shall not exceed the maximum amount for which such Guarantor can be liable without rendering this guaranty or any other Financing Document, as it relates to such Guarantor, void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer.

Section 9.02    Guaranty Unconditional. The Guaranteed Obligations shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligations of any Loan Party under the Financing Documents and/or any Commitments under the Financing Documents, by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations),
(b)    any modification or amendment of or supplement to this Agreement or any other Financing Document (other than with respect to any modification, amendment or supplement agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations),
(c)    any release, impairment, non-perfection or invalidity of any Collateral,
(d)    any change in the organized existence, structure or ownership of any Loan Party,
(e)    the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Loan Party, any Secured Party or any other Person, whether in connection herewith or with any unrelated transactions,
(f)    any invalidity or unenforceability relating to or against any Loan Party for any reason of any Financing Document, or any provision of Applicable Law purporting to prohibit the performance by any Loan Party of any of its obligations under the Financing Documents (other than any such invalidity or unenforceability with respect solely to the Guaranteed Obligations),
(g)    the failure of any Material Project Party to make payments owed to any Loan Party under a Material Project Document, or
(h)    any other act or omission to act or delay of any kind by any Loan Party, any Secured Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 9.02, constitute a legal or equitable discharge of the obligations of any Loan Party under the Financing Documents.
Section 9.03    Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Guaranteed Obligations shall remain in full force and effect until all of the Borrower’s obligations under the Financing Documents shall have been paid or otherwise performed in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Financing Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization or similar event of any Loan Party or any other Person or otherwise, then the Guaranteed Obligations with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.04    Waiver by the Guarantors.
(a)    Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the guaranty provided in this Article IX and notice of any liability to which this guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Secured Party against any Loan Party, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Loan Party to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Guaranteed Obligations (including any Loan Party) except any of the foregoing as may be expressly required hereunder, (iii) any right to the enforcement, assertion or exercise by any Secured Party of any right, power, privilege or remedy conferred upon such Person under the Financing Documents or otherwise and (iv) any requirement that any Secured Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Financing Document, or proceed to take any action against any Collateral or against any Loan Party or any other Person under or in respect of any Financing Document or otherwise, or protect, secure, perfect or ensure any Lien on any Collateral.
(b)    Each Guarantor agrees and acknowledges that the Administrative Agent and each holder of any Guaranteed Obligations may demand payment of, enforce and recover from any Guarantor or any other Person obligated for any or all of such Guaranteed Obligations in any order and in any manner whatsoever, without any requirement that the Administrative Agent or such holder seek to recover from any particular Guarantor or other Person first or from any Guarantors or other Persons pro rata or on any other basis.
Section 9.05    Subrogation. Upon any Guarantor making any payment under this Article IX, such Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that no Guarantor shall enforce any payment by way of subrogation, indemnity, contribution or otherwise, or exercise any other right, against any Loan Party (or otherwise benefit from any payment or other transfer arising from any such right) so long as any obligations under the Financing Documents (other than on-going but not yet incurred indemnity obligations) remain unpaid and/or unsatisfied.
Section 9.06    Acceleration. All amounts subject to acceleration under this Agreement shall be payable by the Guarantors hereunder immediately upon demand by the Administrative Agent.
Article X
MISCELLANEOUS
Section 10.01    Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including facsimile and email) and (ii) sent by facsimile, email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(a)    Borrower:
Driftwood Holdings LLC
1201 Louisiana St.
Suite 3100
Houston, Texas 77002
Attention: Graham A. McArthur, Treasurer
Email: legal.notices@tellurianinc.com
treasury@tellurianinc.com
(b)    Any Guarantor:
[Name of Guarantor]
c/o Driftwood Holdings LLC
1201 Louisiana St.
Suite 3100
Houston, Texas 77002
Attention: Graham A. McArthur, Treasurer
Email: legal.notices@tellurianinc.com
treasury@tellurianinc.com
(c)    Tellurian:
Tellurian Inc.
1201 Louisiana St.
Suite 3100
Houston, Texas 77002
Attention: Graham A. McArthur, Treasurer
Email: legal.notices@tellurianinc.com
treasruy@tellurianinc.com
(d)    Administrative Agent:
Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Nikki Kroll
Email: nkroll@wilmingtontrust.com
(e)    Collateral Agent:
Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Nikki Kroll
Email: nkroll@wilmingtontrust.com

(f)    If to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address in clauses (a) through (f) above, or at such other address as is designated by such Person in a written notice to the other parties hereto.
Section 10.02    Waivers; Amendments.
(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between any Loan Party, or any of the Borrower’s Affiliates, on the one hand, and any Agent or Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.
(b)    Amendments. No amendment or waiver of any provision of this Agreement or any other Financing Document (other than any Security Document, each of which may only be waived, amended or modified in accordance with the Security Agreement), and no consent to any departure by the Borrower shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent; provided that no such amendment, waiver or consent shall: (i) postpone any date fixed by this Agreement or any other Financing Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; (ii) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Financing Document, without the written consent of each Lender directly affected thereby; (iii) change the pro rata agreements in Section 2.10(c) or 2.10(d) without the consent of each Lender affected thereby; (iv) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or (v) release or (other than as expressly permitted herein or in the Security Agreement) share any material portion of the Collateral without the written consent of each Lender; and provided further that (A) no amendment, waiver or consent shall, without the written consent of the relevant Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Financing Document and (B) any separate fee agreement between the Borrower and the Administrative Agent in its capacity as such or between the Borrower and the Collateral Agent in its capacity as such may be amended or modified by such parties. Notwithstanding anything herein to the contrary, the Loan Parties and the Agents may (but shall not be obligated to) amend or supplement any Security Document without the consent of any Lender to cure any ambiguity, defect or inconsistency which is not material, or to make any change that would provide any additional rights or benefits to the Lenders.
Section 10.03    Expenses; Indemnity; Etc.
(a)    Costs and Expenses. The Borrower agrees to pay or reimburse each of the Agents and the Lenders for: (i) all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders (including the reasonable fees and expenses of Latham & Watkins LLP, New York counsel to the lead arranger, counsel to the Administrative Agent and the Collateral Agent (and such other counsel that the Agents may select from time to time) and experts engaged by the Agents or the Lenders from time to time, in connection with: (A) the negotiation, preparation, execution, delivery and performance of this Agreement and the other Financing Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated); or (B) any amendment, modification or waiver of any of the terms of this Agreement or any other Financing Documents); (ii) all reasonable costs and expenses of the Lenders (including payment of the fees provided for herein) and the Agents (including counsels’ fees and expenses and reasonable experts’ fees and expenses) in connection with: (A) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Loan Parties under this Agreement or the obligations of Tellurian under any other Financing Document; and (B) the enforcement of this Section 10.03 or the preservation of their respective rights; (iii) all costs, expenses, Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein (including all costs, expenses and other charges procured with respect to the Liens created pursuant to any mortgage or deed of trust).
(b)    Indemnification by the Borrower. Each Loan Party agrees to indemnify and hold harmless each of the Agents and the Lenders and their affiliates and their respective directors, officers, employees, administrative agents, agents, sub-agents, attorneys-in-fact and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (other than Excluded Taxes, Indemnified Taxes and Other Taxes, which are addressed in Section 2.09), joint or several, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Financing Documents or the execution, delivery and performance of the Financing Documents or any other document in any way relating to the Financing Documents and the transactions contemplated by the Financing Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law) and will reimburse any Indemnified Party for all expenses (including reasonable and documented out-of-pocket counsel fees and expenses) as they are incurred in connection therewith. The Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to be the result of any disputes among Indemnified Parties (other than any claims against any Agent in its capacity as such) and other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Each Loan Party also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Financing Document or any other document in any way relating to the Financing Documents or the other transactions contemplated by the Financing Documents, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct. To the extent permitted by Applicable Law, except for any claim by the Borrower or Tellurian in connection with a breach of Section 10.17, the no party hereto shall not assert and hereby waives, any claim against any other party hereto or any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Financing Document or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.
(c)    Indemnification by Lenders. To the extent that the Borrower fails to pay any amount required to be paid to any Agent, their affiliates or agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay ratably in accordance with the aggregate principal amount of the Loan held by the Lender to such Agent, affiliate or agent such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, affiliate or agent in its capacity as such.
(d)    Settlements; Appearances in Actions. The Borrower agrees that, without each Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented out-of-pocket fees and disbursements of its legal counsel. In the case of any claim brought against an Indemnified Party for which the Borrower may be responsible under this Section 10.03, the Agents and Lenders agree (at the expense of the Borrower) to execute such instruments and documents and cooperate as reasonably requested by the Borrower in connection with the Borrower’s defense, settlement or compromise of such claim, action or proceeding, which consent shall not be unreasonably withheld or delayed.

Section 10.04    Successors and Assigns.
(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (f) of this Section) and, to the extent expressly contemplated hereby, the Indemnified Parties referred to in Section 10.03(b) and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan at the time owing to it); provided that:
(i)    except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or the remaining amount of the Loan of such assigning Lender, whichever is less), unless the Borrower and the Administrative Agent otherwise consent;
(ii)    except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the Borrower and the Administrative Agent must each give its prior written consent to such assignment, in each case not to be unreasonably withheld, conditioned or delayed (and, in the case of the Borrower, deemed to be given if the Borrower has not responded within five (5) Business Days of any request for consent);
(iii)    unless an Event of Default has occurred and is continuing, no such assignment shall be made to a Disqualified Institution;
(iv)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(v)    except in the case of an assignment to an Affiliate, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(vi)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Borrower otherwise required under this clause (b) shall not be required if any Event of Default has occurred and is continuing and shall be deemed given if the Borrower has not responded to a request for such consent within five (5) Business Days of the request. Upon acceptance and recording pursuant to clause (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.
(c)    Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, principal amount of the Loan owing to each Lender pursuant to the terms hereof from time to time and the amount of any Accrued Interest owing from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)    Limitations on Rights of Assignees. An assignee Lender shall not be entitled to receive any greater payment under Sections 2.09 or 2.10 than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee (based on the circumstances existing at the time of the assignment), unless the Borrower’s prior written consent has been obtained therefor.
(f)    Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents and (iv) unless an Event of Default has occurred and is continuing, no such participation may be sold to a Disqualified Institution. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Financing Documents held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loan or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 2.09 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.09 unless the Participant agrees, for the benefit of the Borrower, to comply with Section 2.09(e) as though it were a Lender (it being understood that the documentation required under Section 2.09(e) shall be delivered to the participating Lender).
(h)    Certain Pledges.
(i)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, the European Central Bank or any other central bank or similar monetary authority in the jurisdiction of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided further that any payment in respect of such pledge or assignment made by any Loan Party to or for the account of the pledging or assigning Lender in accordance with the terms of this Agreement shall satisfy such Loan Party’s obligations hereunder in respect of such pledged or assigned Loan to the extent of such payment.
(ii)    Notwithstanding any other provision of this Agreement, any Lender may, without informing, consulting with or obtaining the consent of any other Party to the Financing Documents and without formality under any Financing Documents, assign by way of security, mortgage, charge or otherwise create security by any means over, its rights under any Financing Document to secure the obligations of that Lender to any Person that would be a permitted assignee (without the consent of the Borrower or any Agent) pursuant to Section 10.04(b) including (A) to the benefit of any of its Affiliates and/or (B) within the framework of its, or its Affiliates, direct or indirect funding operations.
(i)    No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Loan Party or any Affiliate of the Borrower without the prior written consent of each other Lender.
Section 10.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.09, 2.10, 10.03, 10.12, 10.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitments, the termination of this Agreement or any provision hereof, or the resignation or removal of each Agent.
Section 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents to which a Loan Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of each Lender or any such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 10.09    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of laws principles thereof that would result in the application of the law of any other jurisdiction.
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or any other Financing Document to which a Loan Party is a party shall, except as provided in clause (d) below, be brought in the courts of the State of New York, or of the United States District Court for the Southern District of New York, in each case, seated in the County of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.
(c)    Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document to which it is a party brought in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York, in each case, seated in the County of New York and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)    Rights of the Secured Parties. Nothing in this Section 10.09 shall limit the right of the Secured Parties to refer any claim against a Loan Party to any court of competent jurisdiction anywhere else outside of the State of New York, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.
(e)    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(f)    Service of Process. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted or required by Applicable Law. Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 10.01.
(g)    Waiver of Immunity. To the extent that a Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement and the other Financing Documents.
Section 10.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.11    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, board members (and members of committees thereof), agents, consultants, Persons providing administration and settlement services and other professional advisors, including accountants, auditors, legal counsel and other advisors with a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory or supervisory body or authority, by applicable laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process (including, for the avoidance of doubt, to the extent requested in connection with any pledge or assignment pursuant to Section 10.04(h)); provided that the party from whom disclosure is being required shall give notice thereof to the Borrower as soon as practicable (unless restricted from doing so and except where disclosure is to be made to a regulatory or supervisory body or authority during the ordinary course of its supervisory or regulatory function), (iii) to any other party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (v) with the consent of the Borrower, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (vii) to any Person with whom the Borrower, an Agent or a Lender has entered into (or potentially may enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one or more Financing Documents and/or the Borrower and/or Tellurian or to any of such Person’s Affiliates, representatives, agents or professional advisors. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agents or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.12    Non-Recourse. Anything herein or in any other Financing Document to the contrary notwithstanding, the obligations of the Loan Parties under this Agreement and each other Financing Document to which each Loan Party is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of such Loan Party and do not constitute a debt, liability or obligation of (and no recourse shall be made with respect to) any of their respective Affiliates (other than: (x) any Subsidiaries of Tellurian who have pledged assets as security for the Obligations (but only to the extent of such pledged assets); (y) the Loan Parties; or (z) Tellurian), or any shareholder, partner, member, officer, director or employee of Tellurian or such Affiliates (collectively, the “Non-Recourse Parties”). No action under or in connection with this Agreement or any other Financing Document to which each Loan Party is a party shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Secured Party against any Non-Recourse Party (except as set forth above). Notwithstanding any of the foregoing, it is expressly understood and agreed that nothing contained in this Section shall in any manner or way (i) restrict the remedies available to any Agent or Lender to realize upon the Collateral or under any Financing Document, or constitute or be deemed to be a release of the obligations secured by (or impair the enforceability of) the Liens and security interests and possessory rights created by or arising from any Financing Document or (ii) release, or be deemed to release, any Non-Recourse Party from liability for its own willful misrepresentation, fraudulent actions, gross negligence or willful misconduct or from any of its obligations or liabilities under any Financing Document to which such Non-Recourse Party is a party.

Section 10.13    No Third Party Beneficiaries. The agreement of the Lenders to make the Loan to the Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of the Loan Parties, the Agents and the Lenders, and no other Person (including any Material Project Party, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Project) shall have any rights under this Agreement or under any other Financing Document or Material Project Document as against the Agent or any Lender or with respect to any extension of credit contemplated by this Agreement.
Section 10.14    Reinstatement. The obligations of the Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.
Section 10.15    USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
Section 10.16    Certain ERISA Matters.
(a)    Each Lender: (x) represents and warrants, as of the date such Person became a Lender party hereto, to; and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, any other Loan Party, or Tellurian, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loan or the Commitments or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loan, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto; and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, any other Loan Party, or Tellurian, that the Administrative Agent, the Collateral Agent or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Financing Document or any documents related hereto or thereto).
Section 10.17    Short Selling of Capital Stock in Tellurian. So long as no Event of Default has occurred or is continuing, each Lender agrees not to short sell any Capital Stock of Tellurian.
Section 10.18    Release of Collateral. The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (a) in full, upon the repayment in full of the Obligations (other than contingent indemnification obligations); (b) upon the disposition of such Collateral to any Person other than another Loan Party, to the extent such disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry); (c) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease; and (d) if the release of such Lien is approved or authorized in advance in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.02). In connection with any release pursuant to this Section 10.18, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. In connection with any release under Sections 10.18(b) or (c), the Agents shall be entitled to request an officer’s certificate confirming that such conditions to release have been fully satisfied and that such release complies in full with the terms of this Agreement and each other Financing Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
DRIFTWOOD HOLDINGS, LLC,
as Borrower

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

Signature Page to Credit Agreement

DRIFTWOOD HOLDCO LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

TELLURIAN PIPELINE LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

DRIFTWOOD PIPELINE LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

HAYNESVILLE GLOBAL ACCESS PIPELINE
LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

PERMIAN GLOBAL ACCESS PIPELINE LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

TELLURIAN LNG LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

Signature Page to Credit Agreement

DRIFTWOOD LNG TUG SERVICES LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

DRIFTWOOD LNG LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

DRIFTWOOD GP HOLDINGS LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

DRIFTWOOD LP HOLDINGS LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

TELLURIAN INC.,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

TELLURIAN INVESTMENTS LLC,
as Guarantor

By:    /s/Antoine Lafargue
Name: Antoine Lafargue
Title: Chief Financial Officer

Signature Page to Credit Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:    /s/Jamie Roseberg
Name: Jamie Roseberg
Title: Assistant Vice President

Signature Page to Credit Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:    /s/Jamie Roseberg
Name: Jamie Roseberg
Title: Assistant Vice President

Signature Page to Credit Agreement

NINETEEN77 CAPITAL SOLUTIONS A LP,
as Lender

By: UBS O'Connor LLC, its investment manager

By:    /s/Rodrigo Trelles Zabala
Name: Rodrigo Trelles Zabala
Title: Assistant Vice President

By:    /s/Baxter Wasson
Name: Baxter Wasson
Title: Assistant Vice President

Signature Page to Credit Agreement